ACCQUSITION AND EXCHANGE AGREEMENT

DATED AS OF MARCH 31st, 2004

VIASTAR MEDIA CORPORATION

AND

DOUGLAS G. LEVINE

AND

ANTHONY DAWSEY

AND

DOLPHIN INVESTMENTS, LTD

AND

MASTERDISK CORPORATION

SCHEDULES

Schedule 1.1 (d)	Buyer's Employment Agreement with Douglas Levine
Schedule 1.1 (e)	Premises Lease for the 5th Floor
Schedule 1.1(f)	Premises Lease for the 6th Floor

Schedule 2.2	MSDK Secretary Certificate
Schedule 2.6	List of MSDK's Other Business Entities
Schedule 2.8	List of Jurisdictions Where MSDK is Licensed or Qualified to do Business
Schedule 2.11	List of MSDK's Liabilities
Schedule 2.12(a)	Additional Liabilities
Schedule 2.12(c)	Encumbered Assets/Properties
Schedule 2.15	List of MSDK's Assets
Schedule 2.17	List of MSDK's Real Property and Leases
Schedule 2.18	List of MSDK's Contracts (including insurance policies)
Schedule 2.18(d)	List of MSDK's Employees/Agents/Consultants
Schedule 2.19	List of Claims Against MSDK
Schedule 2.22	List of Pending or Threatened Actions Against MSDK
Schedule 2.23	List of MSDK's Bank Accounts

Schedule 3.2	VISH Secretary Certificate

Schedule 4.11	Mutual Confidentiality Agreement
Schedule 4.12	List of Financial Statements
Schedule 4.15	List of Accounts Receivable (Account Debtors)
Schedule 4.16	List of Material Contracts
Schedule 4.17	List of Intellectual Property
Schedule 4.19	List of Fees

Schedule 5.1(a)	Certificate of Shareholders and MSDK re: Performance of Agreements and Covenants and re: Satisfaction of Conditions
Schedule 5.1(b)	Certificate of No Material Adverse Change or Material Loss
Schedule 5.1(e)	Opinion of MSDK's Counsel
Schedule 5.2(d)	Consents
Schedule 5.2(f)	Opinion of VISH's Counsel

STOCK ACQUISITION & EXCHANGE AGREEMENT

          THIS STOCK ACQUISITION and EXCHANGE AGREEMENT (the "Agreement") is entered into and effective this 31st day of March, 2004 (the "Effective Date"), by and between Douglas G. Levine ("Levine") and Dolphin Investments Ltd. ("Dolphin") and Anthony Dawsey ("Dawsey"), (all of whom are hereinafter collectively referred to as the "Shareholders"), who are the sole and exclusive stockholders of Masterdisk Corporation ("MDSK"), a New York Corporation having its headquarters and principal place of business located at 545 West 45th St., New York, NY 10036, including its predecessors, affiliates, successors, assigns and subsidiaries, on the one hand, and Viastar Media Corporation, a Nevada Corporation having its headquarters and principal place of business located at 2451 West Birchwood Ave., Suite 105, Mesa, Arizona 85202, its predecessors, affiliates, successors, assigns, and subsidiaries (hereinafter "VISH"), on the other hand; with the Shareholders and VISH both collectively referred to herein as the Parties (the "Parties").

          WHEREAS, MSDK is in the business of providing to the public, recording industry-related services including, without limitation, audio mastering, DVD authoring, and preparation for commercial music/audio and DVD release; and

          WHEREAS, VISH is a public corporation whose shares of common stock are traded on the Over-the Counter Bulletin Board, and is in the business of developing, producing, marketing and distributing intellectual property for commercial Audio/Video and DVD release on a national and international basis; and

          WHEREAS, the respective Boards of Directors of MSDK and VISH have approved this Agreement and deemed it advisable, and in the best interests of their respective stockholders, to consummate this acquisition plan and stock exchange agreement on the terms and conditions set forth herein;

          WHEREAS, VISH desires to acquire 100% of Shareholders' right, title and interest in and to all of the classes of MSDK's capital stock in exchange for shares of VISH's capital stock, upon the terms and conditions set forth in this Agreement; and

          WHEREAS, it is intended that, for federal income tax purposes, the acquisition shall qualify as a reorganization within the meaning of the provisions of Section 368(a) of the Internal Revenue Code of 1986 (the "Code"), and that the share exchange in conjunction with the plan of acquisition shall qualify as a tax-free exchange under Section 354 of the Code;

          NOW, THEREFORE, the Parties, for and in the consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, agree as follows:

1.0    ACQUISITION and EXCHANGE OF STOCK.

          1.1    AGREEMENT TO ACQUIRE AND EXCHANGE STOCK.

                    (a)  Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the Parties to the other, and by MSDK, on the Closing Date (as such term is hereinafter defined), Shareholders shall exchange, transfer and deliver to VISH, and VISH shall acquire and receive from Shareholders, one hundred percent (100%) of Shareholders' right title and interest in and to all of the classes of the issued and outstanding capital stock of MSDK (the "MSDK Shares") which MSDK Shares has been valued at FOUR MILLION DOLLARS by the Parties. The exact number of MSDK Shares to be exchanged and delivered by Shareholders and acquired by VISH under this Agreement is, 1,980,000 shares of common stock, par value $0.01 per share. In exchange for the MSDK Shares, at the Closing, VISH shall issue and deliver to the Shareholders TEN MILLION (10,000,000) shares of VISH's Common Stock par value $0.001 per share (the "VISH Shares") which VISH Shares will be issued and delivered to the Shareholders, in accordance with each Shareholders pro rata holdings, and which VISH Shares shall be fully paid, non-assessable and contain a restrictive legend imposed by Rule 144.

                    (b)  Each Shareholder, by executing this Agreement, expressly understands, acknowledges and agrees that, unless the said VISH Shares are registered with the Securities and Exchange Commission, or an exception thereto is available, all of the shares of the VISH Shares issued under any terms, conditions or restrictions of this Agreement shall be acquired by the Shareholders solely and exclusively for investment purposes only, not for actual or possible distribution, and all Shareholders shall deliver to VISH written assurance, reasonably satisfactory in form and content to VISH's counsel, of the same.

                    (c)  As additional consideration under this Agreement to the Shareholders, VISH will issue and deliver to the Shareholders ONE MILLION (1,000,000) shares of VISH's Common Stock, if within the first twelve (12) months following the Effective Date of this Agreement, VISH's Board of Directors elects to authorize a reverse stock split of its common stock. Said ONE MILLION (1,000,000) shares of VISH's Common Stock will be issued and delivered to the Shareholders prior to the Effective Date of the reverse stock split.

                    (d)  As a material inducement to VISH's agreement to execute and become party to this Agreement, MSDK covenants, represents and agrees that concurrent with the Parties' execution of this Agreement, MSDK's current Chief Executive Officer, Levine shall enter into and execute an exclusive Employment Agreement with VISH, a copy of said Employment Agreement, signed by the parties thereto is attached hereto as Schedule 1(c) to this Agreement.

                    (e)  As a material inducement to VISH's agreement to execute and become a party to this Agreement, MSDK covenants and represents that: (i) Valkenza Realty, LLC ("Valkenza") currently owns One Hundred Per Cent (100%) of all right, title and interest in and to the premises located on the entire 5th floor at 545 West 45th Street, New York, New York 10036 (the "Fifth Floor Premises"); (ii) that Levine is the managing member of Valkenza, holds a seventy-percent (70%) interest in Valkenza, and has complete authority to lease or sell the Fifth Floor Premises for and on behalf of Valkenza, Levine and the other members of Valkenza; (iii) that (1) under the terms of a lease between Valkenza and MSDK, MSDK has exclusive possession, use and control of the entire Fifth Floor Premises (including all production and other rooms located therein); and that (2) by signing this Agreement Levine, for and on behalf of MSDK, and Valkenza, covenants and agrees that Valkenza shall enter in and become party to a new written lease agreement with VISH covering the Fifth Floor Premises (the "Premises Lease"), with a term of no less than ten (10) years from the effective date of the Premises Lease (the "Premises Lease Term"), giving VISH exclusive possession, use and control of the entire Fifth Floor Premises for any and all purposes required by VISH as permitted by law, and giving VISH the right of first refusal to purchase the Fifth Floor Premises before the said Fifth Floor Premises may be sold or assigned to any person or entity, and Levine will cause Valkenza to provide its covenant and assurance that the Fifth Floor Premises shall never be sold or assigned to any other person or entity during the Premises Lease Term unless said person or entity agrees, in a written agreement, enforceable by VISH as a third-party beneficiary, to assume and honor the entire Premises Lease Term as to VISH for the remainder of the Premises Lease Term. A copy of the Fifth Floor Premises Lease, signed by all parties thereto, is attached as Schedule 1.1(e) to this Agreement and fully incorporated herein by reference; and (iv) MSDK currently holds a lease giving it exclusive possession, use and control of the premises known as Unit 6A, a portion of the 6th floor at 545 West 45th Street, New York, New York 10036 (the "Sixth Floor Premises) which lease expires on May 31, 2007, a copy of which lease is attached as a part of Schedule 1.1(f).

          1.2    CLOSING OF THE ACQUISITION AND EXCHANGE OF SHARES. The Closing of the acquisition and exchange of shares in accordance with the terms of this Agreement shall take place no later than fifteen (15) days after execution of this Agreement (the "Closing Date").

2.0    REPRESENTATIONS, WARRANTIES AND CONVENANTS OF MSDK.

                 MSDK represents and warrants to VISH as follows:

          2.1    EXISTENCE AND GOOD STANDING. MSDK is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. MSDK is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary.

          2.2    CORPORATE AUTHORITY. MSDK has all requisite corporate power and authority to own its properties and carry on its business as now conducted and as described in Schedule 2.2 to enter in the transaction hereunder.

          2.3    COMPLIANCE WITH LAW IN GENERAL. MSDK is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which MSDK is a party or is subject, and MSDK is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject. MSDK has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

          2. 4    VALIDITY AND EFFECT OF AGREEMENT. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of MSDK and Shareholders, enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefore may be brought.

          2.5    NO REOUIRED CONSENTS OR DEFAULTS. The execution and delivery of this Agreement by MSDK and the Shareholders does not and the consummation of the transactions contemplated hereby will not (i) require the consent of any person not a party to this Agreement, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of MSDK pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which MSDK or the Shareholders are a party or by which any of them is bound, or violate or conflict with any provision of the by-laws or articles/certificate of incorporation of MSDK as amended to the date of this Agreement.

          2.6    AFFILIATED ENTITIES. Except as otherwise disclosed in Schedule 2.6 attached hereto, MSDK does not own, directly or indirectly, any interest in any corporation, business trust, joint stock company, partnership or other business organization or association.

          2.7    CAPITALIZATION. MSDK has authorized capital stock consisting of Five Million (5,000,000) shares of common stock, $.01 par value per share, of which 1,980,000 shares are presently issued and outstanding. Except for rights, if any, granted pursuant to this Agreement, there are no outstanding rights, warrants, options, subscriptions, agreements or commitments giving anyone any right to require MSDK to sell or issue, any capital stock or other securities of MSDK.

          2.8    JURISDICTIONS. Schedule 2.8 contains a list of all jurisdictions in which MSDK is presently licensed or qualified to do business. MSDK has no knowledge that it has not complied in all material respects with all applicable laws of each such jurisdiction and all applicable rules and regulations of each regulatory agency therein. To the best of MSDK's knowledge it has not been denied admission to conduct any type of business in any jurisdiction in which it is not presently admitted as set forth in such Schedule 2.8, has not had its license or qualifications to conduct business in any jurisdiction revoked or suspended, and has not been involved in any proceeding to revoke or suspend a license or qualification.

          2.9    RECORDS. The corporate minute books of MSDK to be delivered to VISH at the Closing shall contain true and complete copies of the articles of incorporation, as amended to the Closing Date, bylaws, as amended to the Closing Date, and, to the extent retained by MSDK, the minutes of all meetings of directors and MSDK and certificates reflecting all actions taken by the directors or MSDK without a meeting, from the date of incorporation of MSDK to the Closing Date.

          2.10   FINANCIAL STATEMENTS. MSDK has furnished to VISH (i) a compiled balance sheet and related statement of income as of the end of the last fiscal year (the "Compiled Balance Sheet"), and (ii) an unaudited balance sheet and related statement of income as of June 30, 2003 (the "Unaudited Balance Sheet") (collectively the "Financial Statements") as described in Section 4.12 hereof. The Compiled Balance Sheet and the Unaudited Balance Sheet are hereinafter collectively referred to as the "Balance Sheets." To the best of the Shareholder's knowledge, the Financial Statements fully and fairly set forth the financial condition of MSDK as of the dates indicated, and the results of its operations for the periods indicated, in accordance with GAAP consistently applied, except as otherwise stated therein and in the related reports of independent accountants.

          2.11  UNDISCLOSED LIABILITIES. MSDK has no material liabilities or obligations whatsoever, whether accrued, absolute, contingent or otherwise, which are not reflected or provided for, in the Financial Statements except (i) accounts payable and accrued expenses arising after the date of the Unaudited Balance Sheet which were incurred in the ordinary course of business, in each case in normal amounts and none of which is materially adverse, and (ii) liabilities as, and to the extent, specifically described in Schedule 2.11.

          2.12  ABSENCE OF CERTAIN CHANGES OR EVENTS SINCE THE DATE OF THE UNAUDITED BALANCE SHEET. Since the date of the Unaudited Balance Sheet, MSDK has not:

                    (a)  Incurred any liability whatsoever, whether accrued, absolute, contingent or otherwise, except those liabilities and obligations referred to in Section 2.11 above, or found in Schedule 2.12(a) and except in connection with this Agreement and the transactions contemplated hereby;

                    (b)  Discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

                    (c)  Mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties, except as found in Schedule 2.12(c);

                    (d)  Transferred, leased or otherwise disposed of any of its assets or properties except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

                    (e)  Canceled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice;

                    (f)  Waived or released any rights of material value;

                    (g)  Except pursuant to this Agreement or to those contracts listed on Schedule 2.18 hereto, transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how;

                    (h)  Made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with, any officer or employee of MSDK;

                    (i)  Entered into any transaction, contract or commitment, except (i) contracts listed on Schedule 2.18 hereto and (ii) this Agreement and the transactions contemplated hereby;

                    (j)  Suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct business, or suffered any casualty loss or damage in excess of $25,000.00 and which is not covered by insurance;

                    (k)  Declared any dividends or bonuses, or authorized or affected any amendment or restatement of the articles of incorporation or by-laws of MSDK, or taken any steps looking toward the dissolution or liquidation of MSDK.

                    (l)  Between the Effective Date of this Agreement and the Closing Date, MSDK will not, outside the normal course of business, without prior written notice to VISH, do any of the things listed in sub-paragraphs (a) through (k) above.

          2.13  TAXES. MSDK (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed by it prior to the date of this Agreement which relate to MSDK or with respect to which MSDK or the assets or properties of MSDK are liable or otherwise in any way subject, (ii) has paid or fully accrued for all taxes shown to be due and payable on such returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which such returns were filed), and (iii) has properly accrued for all such taxes accrued in respect of MSDK or the assets and properties of MSDK for periods subsequent to the periods covered by such returns. Shareholders have no knowledge of any deficiency in payment of taxes for any period that has been asserted by any taxing body and remains unsettled at the date of this Agreement. Copies of all federal, state, local and foreign tax returns of MSDK have been made available for inspection by VISH.

          2.14  TITLE TO SHAREHOLDERS' MSDK SHARES. Shareholders' MSDK Shares are duly authorized, validly issued, fully paid and nonassessable and are owned by Shareholders free and clear of all liens, encumbrances, charges, assessments and adverse claims. Shareholders' MSDK Shares are subject to no restrictions with respect to transferability to VISH in accordance with the terms of this Agreement. Upon transfer of Shareholders' MSDK Shares by Shareholders and the issue of VISH's Shares to Shareholders, VISH will, as a result, receive good and marketable title to all of Shareholders' MSDK Shares, free and clear of all security interests, liens, encumbrances, charges, assessments, restrictions and adverse claims.

          2.15   TITLE TO PROPERTY AND ASSETS. MSDK has good and marketable title to all of the properties and assets listed on Schedule 2.15 hereto and reflected in the Balance Sheets and the Business Property Rights (as defined in Section 2.19). None of such properties or assets is, except as disclosed in said Balance Sheets or the Schedules hereto, subject to a contract of sale not in the ordinary course of business, or subject to security interests, mortgages, encumbrances, liens or charges of any kind or character.

          2.16   CONDITION OF EQUIPMENT. All of the inventories and equipment owned by or related to MSDK, including equipment leased to others, are well maintained and in good operating condition and have been maintained to specifications that cause MDSK to perform audio and DVD Mastering services in a commercially reasonable manner.

          2.17   REAL ESTATE AND LEASES. Schedule 2.17 contains a list of all real property owned by MSDK or in which MSDK has a leasehold or other interest (whether as landlord, tenant or otherwise) and of any lien, charge or encumbrance thereupon. Such Schedule also contains a substantially accurate description identifying all such real property and the significant rental terms (including rents, termination dates and renewal conditions).

          2.18   LIST OF CONTRACTS AND OTHER DATA. Schedule 2.18 sets forth the following:

                    (a)  All computer software, patents and registrations for trademarks, trade names, service marks and copyrights which are unexpired as of the Effective Date of this Agreement and which are owned by MSDK, as well as all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, and all other proprietary rights, owned or held by MSDK, and (ii) all licenses granted by or to MSDK and all other agreements to which MSDK is a party and which relate, in whole or in part, to any items of the categories mentioned in this Sub-paragraph (a) or to other proprietary rights of MSDK which are reasonably necessary to, or used in connection with, the business of MSDK;

                    (b)  All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, profit-sharing plans, deferred compensation agreements, employee pension or retirement plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of MSDK;

                    (c)  All contracts, understandings and commitments (including, without limitation, mortgages, indentures, loan agreements; and insurance policies) to which MSDK is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to in Sub-paragraphs (a) or (b) above or in Schedule 2.18 hereof;

                    (d)  The names and current annual compensation rates of all MSDK employees identified on Schedule 2.18(d);

                    (e)  All customer backlogs, which are represented by firm, purchase orders, identifying the customers, products and purchase prices.

True and complete copies of all documents and complete descriptions of all oral understandings, if any, referred to in Schedule 2.19 have been provided or made available to VISH and its counsel.

          2.19   BUSINESS PROPERTY RIGHTS. The property referred to in Section 2.19 above, together with (i) all designs, methods, inventions and know-how related hereto and (ii) all trademarks, trade names, service marks, and copyrights claimed or used by MSDK which have not been registered (collectively "Business Property Rights"), constitute all such proprietary rights owned or held by MSDK. MSDK owns or has valid rights to use all such Business Property Rights without, to the best of MSDK's knowledge, conflict with the rights of others. Except as set forth in Schedule 2.20 hereto, no person or corporation has made or, to the knowledge of Shareholders or MSDK, threatened to make any claims that the operation of the business of MSDK is in violation of or infringes any Business Property Rights or any other proprietary or trade rights of any third party. MSDK has no knowledge that any third party is in violation of, or is infringing upon, any Business Property Rights.

          2.20   NO BREACH OR DEFAULT. MSDK is not in default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract. MSDK has no reason to believe that the parties to such contracts will not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

          2.21   LABOR AND EMPLOYMENT CONTROVERSIES.

                    (a)  MSDK is not a party to any collective bargaining agreement. There are not any controversies between MSDK and any of its employees which might reasonably be expected to materially adversely affect the conduct of its business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened relating to its business, and there are not any organizational efforts presently being made or threatened involving any of MSDK's employees. MSDK has not received notice of any claim that MSDK has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that MSDK is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                    (b)  Shareholders have no knowledge of any proceedings threatened against MSDK before the National Labor Relations Board, Equal Employment Opportunity Commission or any local state or other federal agency or department responsible for the prevention of unlawful employment practices. MSDK warrants and represents that as of the Closing Date MSDK has not received any notice, written or verbal, formal or informal, of the intent of any local, state or federal agency or department responsible for the enforcement of any labor or employment laws to conduct an investigation of or relating to MSDK, or any acts or omissions of MSDK, and to the best of MSDK's knowledge and belief, no such investigation is threatened, possible or pending.

          2.22   LITIGATION. Except as set forth in Schedule 2.22, MSDK has no knowledge of the existence of any actions, suits or proceedings with respect to MSDK involving claims by or against MSDK or MSDK which are pending or threatened against MSDK, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. Shareholders have no knowledge of the existence of any action, suit or proceeding exists, and there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which MSDK or MSDK has been named or to which MSDK or MSDK is a party, which apply, in whole or in part, to the business of MSDK, or to any of the assets or properties of MSDK or MSDK Shares or which would result in any material adverse change in the business or prospects of MSDK.

          2.23   BANK ACCOUNTS. The name of each bank, savings institution or other person with which MSDK has an account or safe deposit box and the names and identification of all persons authorized to drawn thereon or to have access thereto are as set forth on Schedule 2.23.

          2.24   POWERS OF ATTORNEY. There are no persons holding powers of attorney from MSDK.

3.0    REPRESENTATIONS, WARRANTIES AND COVENANTS OF VISH. VISH represents and warrants to Shareholders as follows:

          3.1    EXISTENCE AND GOOD STANDING. VISH is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. VISH is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary.

          3.2    CORPORATE AUTHORITY. VISH has all requisite corporate power and authority to own its properties and carry on its business as now conducted and as described in Schedule 3.2 to enter into the transaction hereunder.

          3.3    COMPLIANCE WITH LAW. VISH is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which VISH is a party or is subject, and VISH is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject. VISH has obtained all licenses, permits or other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

          3.4    AUTHORIZATION; VALIDITY AND EFFECT OF AGREEMENTS. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by VISH, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of VISH enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by VISH does not and the consummation of the transactions contemplated hereby will not (i) require the consent of any third party, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of MSDK pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which VISH is a party or by which it is bound, or (iii) violate or conflict with any provision of the by-laws or articles of incorporation of VISH as amended to the date of this Agreement.

          3.5    CAPITALIZATION. VISH has authorized capital stock consisting of 100,000,000 shares of common stock, $.001 par value per share, of which 38,290,906 shares are presently issued and outstanding and 10,000,000 shares of "blank" check preferred stock of which 1,904,100 shares are presently issued and outstanding.

          3.6    NO REOUIRED CONSENTS OR DEFAULTS. The execution and delivery of this Agreement by VISH does not, and the consummation of the transactions contemplated hereby will not, (i) require the consent of any person not a Party to this Agreement, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of, or entitle any Party to accelerate (whether after the giving of notice, or the lapse of time, or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of VISH pursuant to any provision of any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which VISH is a party, or by which it is bound, or violate or conflict with any provision of the by-laws or articles/certificate of incorporation of VISH, as amended to the date of this Agreement.

          3.7    JURISDICTIONS. VISH has no knowledge that it has not complied in all material respects with all applicable laws of each such jurisdiction, and all applicable rules and regulations of each regulatory agency therein. To the best of VISH's knowledge, it has not been denied admission to conduct any type of business in any jurisdiction in which it is not presently admitted and has not had its license or qualifications to conduct business in any jurisdiction revoked or suspended, and has not been involved in any proceeding to revoke or suspend a license or qualification.

          3.8    TAXES. To the best of VISH's knowledge, VISH (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed by it prior to the date of this Agreement which relate to VISH or with respect to which VISH or the assets or properties of VISH are liable or otherwise in any way subject, (ii) has paid or fully accrued for all taxes shown to be due and payable on such returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which such returns were filed), and (iii) has properly accrued for all such taxes accrued in respect of VISH or the assets and properties of VISH for periods subsequent to the periods covered by such returns. VISH has no knowledge of any deficiency in payment of taxes for any period that has been asserted by any taxing body and remains unsettled at the date of this Agreement.

          3.9    TITLE TO VISH'S SHARES. Upon issuance, VISH's Shares will be duly authorized, validly issued, fully paid and nonassessable and will be owned by the Shareholders free and clear of all liens, encumbrances, charges, assessments and adverse claims. VISH's Shares are subject to no restrictions with respect to transferability to the Shareholders in accordance with the terms of this Agreement. Upon transfer of VISH's Shares to the Shareholders, Shareholders will receive good and marketable title to all of VISH's Shares, free and clear of all security interests, liens, encumbrances, charges, assessments, restrictions and adverse claims.

          3.10   NO BREACH OR DEFAULT. To the best of VISH's knowledge, VISH is not in default under any contract to which it is a party, or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract. VISH has no reason to believe that the parties to such contracts will not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

          3.11   LITIGATION. Except as publicly disclosed, VISH has no knowledge of the existence of any actions, suits or proceedings with respect to VISH involving claims by or against VISH which are pending or threatened against VISH, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. VISH has no knowledge of the existence of any action, suit or proceeding, and there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which VISH has been named, or to which VISH is a party, which apply, in whole or in part, to the business of VISH, or to any of the assets or properties of VISH, or which would result in any material adverse change in the business or prospects of VISH.

          3.12   DUE DILIGENCE EXAMINATION OF BUSINESS. VISH has employed, or will employ before Closing, agents to perform an examination of the books and records of MSDK, and to perform such other tasks as may be necessary or appropriate. In addition, VISH will employ such other persons as may be appropriate to fully examine the affairs and the business of MSDK. VISH will rely on the information furnished by these persons in VISH's decision to purchase the MSDK SHARES under this Agreement.

4.0    OTHER COVENANTS AND AGREEMENTS OF THE PARTIES.

          4.1    INDEMNIFICATION BY MSDK. Upon the terms and subject to the conditions set forth in Section 4.1 hereof, MSDK agrees to indemnify and hold VISH harmless against, and will reimburse VISH (or MSDK if VISH so requests) on demand for, any payment, loss, damage (including incidental and consequential damages), cost or expense (including reasonable attorneys fees and reasonable costs of investigation incurred in defending against such payment, loss, damage, cost or expense or claim therefor) made or incurred by or asserted against VISH or MSDK at any time after the Closing Date in respect of any omission, misrepresentation, breach of warranty, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to VISH pursuant to this Agreement if such misrepresentation or omission is the result of fraud or gross negligence.

          4.2    INDEMNIFICATION BY VISH. Upon the terms and subject to the conditions set forth in Section 4.2 hereof, VISH agrees to indemnify and hold Shareholders harmless against, and will reimburse Shareholders on demand for, any payment, loss, damage (including incidental and consequential damages), cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, damage, cost or expense or claim therefor) made or incurred by or asserted against Shareholders at any time after the Closing Date in respect of any omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of VISH contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Shareholders pursuant to this Agreement if such misrepresentation or omission is the result of fraud or gross negligence.

          4.3    TAX INDEMNITY. Upon the terms and subject to the conditions set forth in Section 4.3 hereof, MSDK agrees to indemnify and hold VISH harmless against, and will reimburse VISH (or MSDK, if VISH so requests) on demand for:

                    (a)  Any and all tax deficiencies in respect of MSDK's federal, state, local and foreign sales, use, income or franchise tax or taxes based on or measured by income, including any interest or penalties thereon and legal fees and expenses incurred by VISH and MSDK with respect to MSDK's taxable year ended June 30, 2003, and all of its prior taxable years~~;~~

                    (b)  Any and all of MSDK's taxes, interest, penalties and legal fees and expenses in respect of the period from July 1, 2003 up to and including the Closing Date, but only to the extent that such deficiencies, taxes, interest, penalties and legal fees and expenses exceed, in the aggregate, the amount of the aggregate reserves for such taxes, if any, shown as liabilities on the Closing Balance Sheet.

The indemnity provided for in this Section 4.3 shall be independent of, and in addition to, any other indemnity provision of this Agreement and, anything in this Agreement to the contrary notwithstanding, shall survive until the conclusion of the applicable limitation period, if any. Provided however, that this Section 4.3 shall only be applicable if there is fraud or gross negligence on the part of the Shareholders or MSDK.

          4.4    LABOR AND EMPLOYMENT INDEMNITY. MSDK hereby agrees to indemnify VISH and its officers, directors, MSDK's, agents, successors, assigns and affiliates against, and agrees to hold them harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees and costs (including costs of court)), and other liabilities and obligations incurred or suffered as a result of any claim by any present, former or prospective employee (hereinafter collectively called "Employee") of MSDK that arises under local, state or federal statute (including, without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and all other laws or statutes regulating the terms and conditions of employment), constitutions, regulations or ordinances, or under common Law or in equity (including, without limitation, any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or verbal, formal or informal, express or implied, between MSDK and any employee, arising from or out of any actions, events or omissions that occurred (or, in the case of omissions, that failed to occur) on or prior to the Closing Date.

          4.5    CONDITIONS OF INDEMNIFICATION. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any matter or related series of matters (a "Claim") against which a Party hereto is due to be indemnified (the "Indemnified Party") by the other Party (the "Indemnifying Party") under Section 4.0 hereof:

                    (a)  Promptly (and in no event no more than 30 days) after (i) Shareholders (if the Shareholders are the Indemnified Party), or (ii) the President of VISH or MSDK (if VISH or MSDK is the Indemnified Party) first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a "Third Party Claim"), promptly (and, in no event, no more than 30 days) after (i) Shareholders (if Shareholders are the Indemnified Party), or (ii) the President of VISH or MSDK (if VISH or MSDK is the Indemnified Party) first has actual knowledge of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

                    (b)  The Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to any Claim if the Indemnified Party fails to give the notice with respect thereto in accordance with Section 4.0 hereof.

                    (c)  If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party at its sole cost and expense, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 4.0 hereof, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party, at its sole cost and expense shall be obligated to pay the costs, expenses and attorney's fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, VISH, Shareholders and MSDK shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

          4.6    TAXES AND EXPENSES.

                    (a)  MSDK hereby covenants and agrees to assume and pay all taxes arising from or relating to the transactions contemplated by this Agreement. Except as otherwise specifically provided for in this Agreement, MSDK shall be individually responsible for and shall personally pay all costs, liabilities and other obligations incurred by both MSDK and the Shareholders in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by MSDK or the Shareholders, including legal and accounting fees. In no event shall any of such taxes, costs, liabilities or other obligations be paid by or incurred on behalf of Shareholders.

                    (b)  Except as otherwise specifically provided for in this Agreement, VISH will assume and pay all costs, liabilities and other obligations incurred by VISH in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement (the "Transactions") to be performed or complied with by VISH, including legal and accounting fees.

                    (c)  MSDK and VISH will each provide the other party with such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Business, or the audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to liability for Taxes arising out of the operations of the Business.

          4.7    CONSUMMATION OF TRANSACTIONS.

                    (a)  OTHER AUTHORIZATIONS AND CONSENTS. As promptly as practicable after the date hereof, VISH and MSDK shall make all other filings with Governmental or Regulatory Bodies, and use reasonable best efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the Transactions. VISH and MSDK shall furnish promptly to each other all information that is not otherwise available to the other Party and that such Party may reasonably request in connection with any such filing.

                    (b)  MSDK COOPERATION. Subject to the terms and conditions of this Agreement, MSDK will use its best efforts to cause MSDK. its officers, directors, employees, accountants, consultants, advisors and agents, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions contemplated by this Agreement.

          4.8    PUBLIC ANNOUNCEMENTS. Neither the Shareholders nor VISH, nor anyone on their behalves, will, at any time, without the prior written consent of the other, make any announcement, issue any press release or make any statement with respect to this Agreement or any of the terms or conditions hereof, except as may be necessary to comply with any law, regulation or order, and then only after written notice to the other Party of the timing, context and content of such announcement, press release or statement; provided, however, that subsequent to the Closing, VISH may disclose the consummation of the Transaction herein contemplated without the consent of the Shareholders.

          4.9    FURTHER ASSURANCES. VISH and the Shareholders agree that, at any time after the Closing Date, upon the request of the other Party, either VISH or Shareholders, as the case may be, will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, bills of sale, transfers, conveyances, instruments, consents and assurances as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to the requesting Party, its successors and assigns, the transfers contemplated by this Agreement. Each Party agrees to hold all information received by him or it in confidence until after the Closing.

          4.10   CONDUCT OF BUSINESS OF MSDK PENDING THE CLOSING. The Shareholders agrees that, during the period from the Execution Date to the Closing:

                    (a)  OPERATION. The Shareholders shall use their best efforts to (i) cause the business operations of MSDK to be conducted in the ordinary course consistent with past practice, (ii) use commercially reasonably efforts to preserve intact the relevant business, properties and organization with respect thereto in all material respects, (iii) use commercially reasonable efforts to maintain the Assets in good operating condition and repair (ordinary wear and tear excepted), and (iv) use commercially reasonable efforts to preserve for the benefit of VISH the goodwill of customers, vendors and others having business relations with MSDK.

                    (b)  DISPOSITION OF ASSETS. The Shareholders and MSDK shall: (i) not sell or dispose of any of the Assets related to MSDK, except in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to prevent the occurrence of any event or condition which may have a Material Adverse Effect or would restrain, prohibit or otherwise interfere with the effective operation or enjoyment by VISH of all or any material portion of the Assets as contemplated hereby, and (iii) not enter into any agreement, in writing or otherwise, that would result in a breach either of the foregoing covenants.

          4.11   CONFIDENTIALITY AGREEMENT. On or before the Closing Date, the Parties shall execute a copy of a Mutual Confidentiality Agreement, in the form reasonably acceptable to the Parties, as attached hereto as Schedule 4.11.

          4.12   FINANCIAL INFORMATION.

                    (a)  MSDK has delivered to VISH unaudited financial statements of Assets and Liabilities of MSDK as of December 31st, 2003 (the "Balance Sheet" and unaudited profit and loss statement for the six (6) month period ending December 31, 2003) which,

                              (i)   fairly and accurately present, subject to normal adjustments, in all material respects the assets, and liabilities of the Business at and as of the date thereof and for the period covered thereby,

                              (ii)  were compiled from, and are in accordance with, books and records regularly maintained by management of MSDK used to prepare the financial statements of MSDK, and

                              (iii)  were prepared in accordance with the accounting methods, standards, policies, practices, estimation methodologies, assumptions and procedures described therein.

                    (b)  Except as and to the extent reflected on the Financial Statements or on Schedule 4.12 hereto, MSDK does not have any Liabilities of a nature customarily reflected on a balance sheet other than Liabilities incurred since January 1, 2004 in the ordinary course of business and consistent with past practice.

          4.13   EVENTS SUBSEQUENT TO DATE OF BALANCE SHEET. Since January 1, 2004 and until the date of this Agreement:

                    (a)  There has not been a Business Material Adverse Effect;

                    (b)  MSDK's Business has been carried on in the ordinary course of business;

                    (c)  MSDK has not sold, leased, transferred, or assigned any of ~~the~~ MSDK's assets covered by this Agreement.

          4.14   INVENTORY.

                    (a)  All of MSDK's Inventory, including without limitation all Inventory shown on the Financial Statements and all Inventory thereafter created or acquired by MSDK prior to the Closing Date, has been created or acquired in the ordinary course of business and is of a quality usable and saleable in the ordinary course of business, except to the extent of normal obsolescence and subject, in the case of raw materials and work-in-progress, to the completion of the production process.

                    (b)  For purposes of this Section, "Inventory" means and includes, without limitation, all raw materials, work-in-process, finished goods and merchandise, spare parts, structures, packaging materials or other supplies related thereto.

          4.15   ACCOUNTS RECEIVABLE. All Accounts Receivable of MSDK with respect to the Business, including, without limitation, all Accounts Receivable as shown on the Financial Statements, subject to reserves therefor, are valid receivables and resulted from transactions in the ordinary course of MSDK's business for bona fide products delivered or services rendered. Schedule 4.15 contains a list of account debtors as of March 1, 2004, the amount of all Accounts Receivable and the aging thereof, in each case with respect to the Business.

          4.16   MATERIAL CONTRACTS.

                    (a)  Schedule 4.16 sets forth a list, as of the date of this Agreement, of each of the following business contracts (collectively, the "Material Contracts"):

                              (i)   Contracts for the future acquisition or sale of any assets exceeding $1,000.00 individually (or $________ in the aggregate, in the case of any related series of Contracts), other than acquisitions or sales of Inventory in the ordinary course of business;

                              (ii)  Contracts calling for future aggregate purchase prices or payments to or from MSDK in any one-year of more than $1,000.00 in any one case (or in the aggregate, in the case of any related series of contracts);

                              (iii)  Contracts requiring the payment by or to MSDK of a royalty, override or similar commission or fee of more than $100.00 in any one year or any contract relating to Intellectual Property or research and development;

                              (iv)  Contracts relating to the creation of Liens or the guarantee of the payment of liabilities or performance of obligations of any other Person by MSDK;

                              (v)  Contracts and other agreements pursuant to which any Person has granted to MSDK or has been granted by MSDK the right to use or purchase any Tangible Property or Intellectual Property and involving the payment of amounts in excess $ 1,000.00 in any one year.

                    (b)  MSDK has made available to VISH true, correct and complete copies of all of the Material Contracts, which are listed on Schedule 4.16 hereto. With respect to each Material Contract, as of the Effective Date of this Agreement each such Material Contract is believed to be legal, valid, binding, enforceable, and in full force and effect.

          4.17   INTELLECTUAL PROPERTY.

                   (a)  Schedule 4.17 identifies each item of Intellectual Property, including any patents or patent applications, owned by MSDK. MSDK has delivered to VISH correct and complete copies of all patents and patent applications. To the Knowledge of MSDK, and except to the extent any patents or patent applications are identified as "Expired" or "Abandoned" on Schedule 4.17, all fees now due to obtain and maintain such patents and patent applications have been paid, and such patent and patent applications are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

                   (b)  To the Knowledge of MSDK, none of the Intellectual Property owned by MSDK infringes upon the rights of any other Person. Within the last three (3) years prior to the Effective Date of this Agreement, MSDK has not received written notice that any person, other than MSDK, claims any ownership interest in any of the Intellectual Property owned by MSDK.

                   (c)  For purpose of this Section, "Intellectual Property" means and includes, without limitation,

                              (i)  all copyrightable works, all copyrights, and all applications, registrations and renewals thereof;

                              (ii)  all names, marks and all applications, registrations and renewals thereof;

                              (iii)  all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, substitutes, extensions, and reexaminations thereof;

                              (iv)  all proprietary formulations, know-how, show-how, confidential business information, trade secrets, research and development results, compositions, techniques, processes, technical data, designs, drawings, diagrams, specifications, catalogs, customer and supplier lists and contact information, pricing and cost information, business and marketing plans and proposals, and manufacturing, engineering, quality control, testing, operations, logistical, maintenance and other technical information and technology~~,~~;

                              (v)  all mask works and all applications, registrations and renewals in connection therewith;

                              (vi)  all computer software (including data and related documentation), whether purchased, licensed or internally developed;

                              (vii)  all copies and tangible embodiments thereof in whatever form or medium; and

                              (viii)  URL for www.masterdisk.com including all software related thereto.

          4.18   TAX MATTERS.

                    (a)  MSDK has or will have

                              (i)  timely filed with the appropriate Taxing Authority (taking into account all available extensions) all Tax Returns concerning material Taxes applicable to the MSDK Assets or Liabilities that are required to be filed by applicable Law in all jurisdictions in which such Tax Returns are required to be filed prior to the date hereof or the Closing Date, as the case may be, and all such Tax Returns were true, accurate and complete in all material respects~~;~~

                              and

                              (ii)  timely paid in full all Taxes shown as due on such Tax Returns.

                    (b)  There are no material Liens with respect to any Taxes upon any of the Assets, other than

                              (i)  taxes, the payment of which is not yet due~~,~~; or

                              (ii)  taxes or charges being contested in good faith by appropriate proceedings.

                    (c)  MSDK has no knowledge that any of its Assets is "tax exempt use property" within the meaning of the Code, or that any of the Assets is subject to a safe harbor lease pursuant to the former Article 168(f)(8) of the Internal Revenue Code of 1954.

          4.19   TITLE TO ASSETS.

                   (a)  NO LIENS. Except as otherwise disclosed, MSDK has good and marketable title to all of the Assets, and the Proprietary Rights covered by this Agreement, and has the sole and exclusive right to use, sell, license, dispose of or bring actions for the infringement of the Proprietary Rights or any of the other Assets.

                   (b)  FEES. Except as otherwise disclosed in Schedule 4.19, MSDK has no royalties, honoraria, fees or other payments due and payable to any third party in connection with the Proprietary Rights or other elements of the Assets, including to any person by reason of ownership, use, licensure, sale or disposition of any of the same, the nonpayment of which has resulted or will result in a Material Adverse Effect.

                   (c)  CLAIMS TO PROPRIETARY RIGHTS. Except as otherwise disclosed herein none of the former or present employees, officers, directors or independent contractors of MSDK holds any contractual right, title or interest, directly or indirectly, in whole or in part, in or to any Proprietary Right, or has asserted any claim with regard to any Proprietary Right.

          4.20   ADEQUACY OF PROPERTY. The Assets and any related licenses constitute all of the assets and rights used by MSDK to conduct, in all material respects, the business related to the Assets as presently conducted.

          4.21   CURRENT USE. The reproduction, distribution, marketing, manufacture, development, use, sale, license, or sublicense of any Proprietary Rights, documentation or any other Asset in the manner currently so done by MSDK does not (i) violate any license or agreement with any third party or (ii) infringe on, or otherwise conflict with, the rights of any person, nor has such violation or an infringement been alleged or noticed to MSDK, and to the best of MSDK's knowledge, there is no valid basis for any such allegation. MSDK has not, in connection with the Assets or any portion thereof, received notice that MSDK has infringed any copyright, patent, trademark, trade name, or other intellectual property right of any third party or misappropriated or misused any invention, trade secret or other proprietary information entitled to legal protection. MSDK has not asserted any such claim of infringement, misappropriation or misuses against any third party in connection with the Assets.

          4.22   GUARANTIES OF MSDK - LIABILITIES. VISH agrees that, within six (6) months of the Closing Date of this Agreement, VISH shall take the actions necessary for VISH to assume all of the liabilities of MDSK, to guaranty payment of those liabilities in place of Levine, and, to the extent required or appropriate, to assist MSDK and Levine in having VISH replace Levine as the guarantor for the payment of all such liabilities currently guarantied by Levine.

5.0    CONDITIONS OF CLOSING.

          5.1    VISH'S CONDITIONS OF CLOSING. The obligation of VISH to issue and exchange its Shares for the MSDK Shares it is acquiring, shall be subject to, and conditioned upon, the satisfaction (or waiver by VISH) at the Closing of each of the following conditions:

                    (a)  All representations and warranties of Seller and MSDK contained in this Agreement and in the Schedules hereto shall be true and correct at, and as of, the Closing Date~~,~~ The Shareholders and MSDK shall have performed all agreements and covenants and satisfied all conditions on their part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and VISH shall have received a certificate of the Shareholders and MSDK dated the Closing Date to such effect, as set forth in Schedule 5.1(a) attached hereto. The Shareholders and MSDK shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by the Shareholders and MSDK at or prior to the Closing. MSDK shall have delivered to VISH a certificate, dated the Closing Date, and signed by an authorized officer of MSDK confirming the matters set forth in the preceding sentences, as set forth in said Schedule 5.1(a).

                    (b)  There shall have been no material adverse change since the date of the Unaudited Balance Sheet in the financial condition, business or affairs of MSDK, and MSDK shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which materially affects the value of its assets, properties or business, and VISH shall have received a certificate of ~~the~~ MSDK dated the Closing Date to such effect, as set forth in said Schedule 5.1(b).

                    (c)  MSDK shall have delivered to VISH a certificate of the Secretary of State (or other authorized officer) of MSDK's jurisdiction of incorporation certifying as of a date reasonably close to the Closing Date that MSDK has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

                    (d)  MSDK shall have delivered to VISH certificates and other instruments representing all Shares, duly endorsed for transfer or accompanied by appropriate stock powers (in either case executed in blank, or in favor of VISH with the execution thereof guaranteed by a bank or trust company), together with all other documents necessary or appropriate to validly transfer the Shareholders' holdings of MSDK's Shares to VISH free and clear of all security interests, liens, encumbrances and adverse claims.

                    (e)  VISH shall have received from counsel for MSDK, an opinion, dated the Closing Date, in form and substance set forth in Schedule 5.1(e).

                    (f)  Neither any investigation of MSDK by VISH, nor the Schedules attached hereto or any supplement thereto nor any other document delivered to VISH as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive judgment of VISH and regardless of the cause thereof, reflect in materially adverse way on MSDK or its financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects.

                    (g)  The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained.

                    (h)  As of the Closing, no suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                    (i)  As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on VISH.

                    (j)  As of the Closing, there shall have been no material adverse change in the amount of issued and outstanding common stock of MSDK.

                    (k)  MSDK shall have made, or stand willing and able to make, all the deliveries of certificates to VISH set forth in Section 5.1 hereto.

                    (l)  No representation or warranty by MSDK in this Section 5.1, or in any other Section of this Agreement, or in any certificate or other document furnished, or to be furnished, by MSDK pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading, or will omit to state a material fact necessary in order to provide VISH with accurate information as to MSDK.

                    (m)  At, or prior to, the Closing, MSDK shall have produced a list of all insurance policies owned by MSDK, together with a brief statement of the coverage thereof, are as set forth on Schedule 5.1(n).

                    (o)  Levine has caused the Landlord (Valkenza Realty, LLC) of MSDK's premises located at 545 West 45"' Street, New York, New York 10036 to enter into a lease ("Premises Agreement") with VISH, covering said premises and having, a ten (10) year term commencing on the Effective Date of this Stock Purchase Agreement. VISH shall have a first right of refusal to purchase the leased premises prior to the sale of the premises to any prospective purchaser. A copy of the Premises Agreement, signed by all of the parties thereto, is, again, attached as Schedule 1.1(e) hereto and incorporated herein by reference.

                    (p)  No action or other proceeding shall exist against either Party or any of its Affiliates or any officer or director thereof seeking to invalidate, as of the Closing, the transactions contemplated hereby or the terms of this Agreement. No action or other proceeding shall exist that could actually or possibly limit either Party's right to provide its shares to the other, as part of the consideration described in this Agreement, or that could result in the award of damages in a material amount because of the effectuation of this Agreement by the parties.

          5.2    SHAREHOLDERS' CONDITIONS OF CLOSING. The obligation of the Shareholders to sell their Shares shall be subject to, and conditioned upon, the satisfaction (or waiver by the Shareholders) at the Closing of each of the following conditions:

                    (a)  All representations and warranties of VISH contained in this Agreement shall be true and correct at, and as of, the Closing Date, and VISH shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and the Shareholders shall have received a certificate of VISH dated the Closing Date to such effect.

                    (b)  VISH shall have transferred the VISH Shares to the Shareholders in accordance with Section 1.2 of this Agreement by delivering to the Shareholders certificates and other instruments representing the VISH Shares, duly issued in favor of the Shareholders, together with all other documents necessary or appropriate to validly transfer the VISH Shares to the Shareholders, free and clear of all security interests, liens, encumbrances and adverse claims.

                    (c)  VISH shall have delivered to the Shareholders a certificate of its corporate Secretary certifying:

                              (i)  resolutions of its Board of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                              (ii)  the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

                    (d)  The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby, as set forth in Schedule 5.2(d) hereto shall have been obtained.

                    (e)  No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                    (f)  The Shareholders shall have received from counsel for VISH, an opinion, dated the Closing Date, in form and substance as set forth in Schedule 5.2(f) attached hereto.

                    (g)  As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on the Shareholders.

                    (h)  As of the Closing, there shall have been no material adverse change in the amount of issued and outstanding common and preferred stock of VISH.

                    (i)  No action or other proceeding shall exist against either Party or any of its Affiliates or any officer or director thereof seeking to invalidate, as of the Closing, the transactions contemplated hereby or the terms of this Agreement. No action or other proceeding shall exist that could actually or possibly limit either Party's right to provide its shares to the other, as part of the consideration described in this Agreement, or that could result in the award of damages in a material amount because of the effectuation of this Agreement by the parties.

                    (j)  VISH shall be responsible for the payment of any and all finders' fees relating to the culmination of the transaction covered by this Stock Purchase Agreement; provided, however, that the total of such finders' fees shall not exceed three percent (3%) of the total shares issued to MSDK herein, not to exceed two hundred and forty thousand (240,000) shares of VISH's common stock. VISH shall bear its own fees and costs, and the fees and costs of the Shareholders, relating to the negotiation and preparation of this Stock Purchase Agreement.

                    (k)  No representation or warranty by VISH in Section or in any other Section of this Agreement, or in any certificate or other document furnished or to be furnished by MSDK pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or will omit to state a material fact necessary in order to provide the Shareholders with accurate information as to VISH.

                    (l)  VISH and Levine shall have duly executed and delivered the Employment Agreement substantially in the form attached hereto as Schedule 1.1(d).

6.0    TERMINATION.

          6.1    METHODS OF TERMINATION. The transactions contemplated herein may be terminated and/or abandoned at any time before or after approval thereof by Shareholders and VISH, but not later than the Closing:

                    (a)  By mutual consent of VISH and the Shareholders~~;~~

                    (b)  By VISH, if any of the conditions provided for in Section 5.1 hereof shall not have been met or waived in writing by VISH at or prior to Closing~~;~~

                    (c)  By the Shareholders, if any of the conditions provided for in Section 5.2 hereof shall not have been met or waived in writing by the Shareholders at or prior to Closing.

                    (d)  If the transaction which is the subject of this Agreement does not Close within thirty (30) days of the date of this Agreement, through no fault of the other Party, by either Party.

          6.2    PROCEDURE UPON TERMINATION. In the event of termination by VISH or the Shareholders, as applicable, pursuant to Section 6.0 hereof, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated without further action by VISH or the Shareholders. If the transactions contemplated by this Agreement are so terminated:

                    (a)   Each Party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the Party furnishing the same~~;~~

                    (b)  No Party hereto shall have any liability or further obligation to any other Party to this Agreement, except that if such termination is a result of the failure of any condition set forth in Section 5.0 hereof, then VISH shall be entitled to recover from the Shareholders all out-of-pocket costs which VISH has incurred (including reasonable attorney's fees, accounting fees and expenses); or in (ii) Section 5.10, then the Shareholders shall be entitled to recover from VISH all out-of-pocket costs which has incurred (including reasonable attorney's fees, accounting fees and expenses).

7.0    MISCELLANEOUS.

          7.1    NOTICE. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a Party when

                    (a)  Delivered by hand or by a nationally recognized overnight courier service (costs prepaid);

                    (b)  Sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment;

                    (c)  Received or rejected by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

If to VISH:	Viastar Media Corporation 2451 W. Birchwood Ave., Suite 105 Mesa, Arizona 85202 Attn: John Aquilino, President and C.E.O. Fax Number: (480) 894-0074

Copy to:	Law Office of Richard L. Brooks 2451 Birchwood Avenue, Suite 105 Mesa, Arizona 85212 Attention: Richard L. Brooks, Esq.

If to Shareholders and MSDK:	Masterdisk Corporation 545 West 45th Street New York, NY 10036 Attn: Douglas G. Levine, C.E.O. Fax Number: (212) 265-5645

Copy to:	Wynne B. Stern, Jr., Esq. 6858 Treves Way Boynton Beach, Florida 33437 Fax Number: (561) 742-7878

          7.2    EXECUTION OF ADDITIONAL DOCUMENTS. The Parties hereto will at any time, and from time to time after the Closing Date, upon request of the other Party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to carry out the intent of this Agreement, and to transfer and vest title to any Shares being transferred hereunder, and to protect the right, title and interest in, and enjoyment of, all of VISH's Shares and the MSDK Shares exchanged, transferred, delivered and conveyed pursuant to this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

          7.3    MERGER OF DOCUMENTS. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

          7.4    INCORPORATION OF EXHIBITS AND SCHEDULES. All Schedules attached hereto are, by this reference, incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          7.5    CONFIDENTIALITY. The Parties acknowledge that the information being provided to one another in connection with the Transactions referred to in this Agreement is subject to the terms of the Mutual Confidentiality Agreement attached hereto as Schedule 4.11 hereto, the terms of which are incorporated herein by reference.

          7.6    SURVIVAL. The indemnification provisions contained in this Agreement shall survive the termination of the Agreement and shall remain in effect until the end of its applicable limitation period. Any matter, as to which a timely claim has been asserted by notice to the other Party that is pending or unresolved at the end of any limitation period shall continue to be covered by Section 4.0 until such matter is finally terminated or otherwise resolved voluntarily or by entry of any administrative order or judgments, and any amounts payable hereunder are finally determined and paid. This Section 7.6 shall survive any termination of this Agreement.

          7.7    COOPERATION. Each of the Parties to this Agreement agrees to cooperate and use its reasonable best efforts to resist any action, including any administrative or judicial action, and/or to have vacated, lifted, reversed or overturned any decree, and judgment, injunction, other order or lien that is in effect and restricts, prevents or prohibits consummation of the transaction covered by this Agreement, including, without limitation, pursuance of all appropriate avenues of judicial or administrative relief with respect thereto. The Parties also agree~~d~~ to take all other appropriate administrative, judicial or other steps to facilitate the consummation of the transaction covered by this Agreement.

          7.8    SPECIFIC PERFORMANCE. MSDK and VISH each acknowledge and agree that, in view of the uniqueness of the Stock being exchanged by VISH and the Shareholders under this Agreement, and the transactions contemplated by this Agreement, the other Party would not have an adequate remedy at law for any damages in the event this Agreement has not been performed in accordance ~~of~~ with its terms. Each Party therefore agrees that the other Party shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy to which he or it may be entitled to at law or in equity.

          7.9    COUNTERPARTS. This Agreement may be signed in one or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Delivery of an executed counterpart of the signature to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          7.10    CHOICE OF LAW. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Arizona, without reference to its conflicts of laws principles.

          7.11    FAIR MEANING. The Parties agree that the wording of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the Parties to this Agreement, including the Party responsible for drafting those documents.

          7.12    ENTIRE AGREEMENT. The Parties declare and represent that no promise, inducement or agreement, not herein expressed, has been made, and that this Agreement and the incorporated Schedules constitute the entire Agreement between the Parties and supersede all prior negotiations, proposed agreements, or understandings, if any, between the Parties concerning any of the provisions or contents of this Agreement.

          7.13    EXPENSES. If the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, VISH will bear the fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the transactions contemplated hereby including, without limitation,

                    (a)  Legal, accounting and other professional fees;

                    (b)  Any transfer, sales, use and other Taxes associated with the exchange of the Stock between VISH and the Shareholders. Without limiting the foregoing, VISH will pay all filing fees payable under the HSR Act. Except as provided in Section, each of VISH and the Shareholders agree to indemnify and save the other harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent employed by the other Party.

          7.14   JURISDICTION; SERVICE OF PROCESS; ATTORNEYS' FEES. Any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the courts of the State of Arizona, County of Maricopa, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Arizona, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such courts and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court. The Parties agree that either or both of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Article may be served on any Party anywhere in the world. The prevailing party in any such dispute shall be awarded its reasonable attorneys' fees and costs incurred in such proceeding.

          7.15   WAIVER; REMEDIES CUMULATIVE. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,

                    (a)  No claim or right arising out of this Agreement or any of the other Transaction Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party;

                    (b)  No waiver that may be given by a Party will be applicable except in the specific instance for which it is given;

                    (c)  No notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Transaction Documents.

          7.16   ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party.

          7.17   THIRD-PARTY BENEFICIARIES. Unless otherwise expressed in a foregoing Article and paragraph, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such assigns, any legal or equitable rights, remedy or claim hereunder.

          7.18   AMENDMENTS. No amendment to this Agreement shall be effective unless it shall be in writing and signed by the Parties hereto.

          7.19   HEADINGS; REFERENCES. The headings contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context otherwise requires, references to Articles, Articles, Exhibits or Schedules contained herein refer to Articles, Articles, Exhibits or Schedules of this Agreement. All Schedules attached hereto or referred to herein are hereby fully and completely incorporated into this Agreement by reference and expressly made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

          7.20   SEVERABILITY. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          7.21   MUTUAL DRAFTING. The Parties hereto are sophisticated and have been represented by lawyers who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

          7.22   TAX TREATMENT NOT MATERIAL TERM OR CONDITION. Shareholders acknowledge and agree that although, as stated in the Preamble to this Agreement, it is the intention of the Parties that this Agreement and Transaction result in the stated tax-free exchange, the Shareholders have not entered into, become a party to this Agreement on the basis of any assurance or guaranty, express or implied, of VISH that the transaction covered by this Agreement is, or will be deemed by a court or taxing authority to be, or to qualify as, a reorganization under Section 368(a) of the Internal Revenue Code or a tax-free exchange under Section 354 of the Code; that and that the tax treatment of this transaction, whether tax-free or taxable, is not a material term or condition of this Agreement.

          IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby have duly executed this Stock Exchange Agreement on the Effective Date first above written.

VIASTAR MEDIA CORPORATION

By: /S/	JOHN AQUILINO	By:	DOUG LEVINE
	John D. Aquilino,		Douglas G. Levine,
	President and Chief Executive Officer		Individually and as the President on behalf of Masterdisk Corporation

		By: /S/	ED LEVINE
Ed Levine,
Attorney for Dolphin Investments, Ltd.

		By: /S/	ANTHONY DAWSEY
Anthony Dawsey, Individually

Schedule 1.1 (d)
Buyer's Employment Agreement with Douglas Levine

EMPLOYMENT AGREEMENT

          This Employment Agreement (the "Agreement") is entered into as of the 1st day of April 2004 between Douglas Levine ("Employee") and Viastar Media Corporation; it's affiliates, predecessors and subsidiaries ("VISH").

          WHEREAS, Employee and VISH desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of Employee with MasterDisk Corporation, a New York Corporation, a wholly owned subsidiary of VISH ("MSDK" or "VISH wholly owned subsidiary") during the Employment Term (as defined below).

          NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties to this Agreement hereby agree as follows:

1.     Services

          1.1     Employment. During the Employment Term (as defined below), the VISH hires Employee to be the Chief Executive Officer ("C.E.O.") of MasterDisk Corporation, a wholly owned subsidiary of VISH, to perform such services as the Board of Directors and/or President and Chief Executive Officer of VISH may from time to time reasonably request consistent with Employee's Executive position with MSDK (as set forth in Section 1.1 and 1.5 hereof) and Employee's current stature and experience in the recording, mastering and music industry (the "Services"). The Services and authority of Employee shall include management and supervision of (A) the general business, affairs, management and operations of MSDK, (B) the general business, affairs, management and operations of the MSDK's future acquisitions and affiliates, and (C) other principal business activities of MasterDisk and its Affiliates. For purposes of this Agreement, "Affiliates" shall mean, as to any person, any other person controlled by or under common control with (or, where applicable, controlling), directly or indirectly, such person; and "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof, or any other entity; whereas such person in the normal course of business shall be deemed an affiliate of MSDK.

          1.2     Location. During the Employment Term, Employee's Services shall be performed in metropolitan New York City, area or any other geographical area of Employee's convenience which permits regular communication via telephone, Internet or other popular medium with employees, officers, directors, customers and other affiliates as directed by the Board of Directors and/or the President and Chief Executive Officer of VISH, as needed to effectively carry out duties as described herein. Employee acknowledges and understands that VISH's current headquarters are located in Mesa, Arizona and that officers and other participants critical to VISH's business are dispersed nationally and that such dispersion will increase substantially as VISH grows. Without diluting the provisions above with respect to the location of the performance of Employee's services hereunder, the parties therefore acknowledge and agree that the nature of Employee's duties hereunder may require domestic and international travel from time to time, which shall be fully reimbursed by VISH or MSDK in accordance with VISH's expense reimbursement policies.

          1.3     Term. The term of Employee's employment under this Agreement (the "Employment Term") shall commence on the 1st day of April 2004 (the "Effective Date") and shall end on March 31, 2006, unless sooner extended or terminated in accordance with the provisions of this Agreement. For purposes of this Agreement, "Employment Year" shall mean each twelve-month period during the Term commencing on April 1, and ending on March 31, of the following year. In the event the parties decide to extend this Agreement beyond March 31, 2006 for an additional Employment Term, any extension agreed upon must be done so in writing and executed by the President and Chief Executive Officer of VISH and Employee no later than 5 p.m. Eastern Standard Time on March 31, 2006.

          1.4     Exclusive Employment; Non-Competition. Employee agrees that his employment hereunder is on an exclusive basis, and provided in accordance with the Acquisition and Exchange Agreement dated March 31, 2004 involving the sale to VISH of a company (in the recording industry) in which Employee was the majority and controlling shareholder, and that as long as Employee is employed by VISH or VISH wholly owned subsidiary, Employee will not engage in any other like or similar business activity which is otherwise in conflict with Employee's duties and obligations hereunder. Employee agrees that during the Employment Term, Employee shall not directly or indirectly engage in or participate as an owner, partner, shareholder, officer, employee, director, agent of or consultant for any business that competes with any of the principal activities of VISH or MSDK. Provided however, that Employee may acquire and/or retain, as an investment, and take customary actions (including the exercise or conversion of any securities or rights) to maintain and preserve Employee's ownership of any one or more of the following (provided such actions, other than passive investment activities, do not unreasonably interfere with Employee's Services hereunder): (i) securities of any corporation that are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that are publicly traded as long as Employee is not part of any control group of such corporation and, in the case of public corporations in competition with VISH or MSDK, such securities do not constitute more than five percent of the voting power of that public corporation; (ii) any ownership interest in a partnership, trust, corporation or other person so long as Employee remains a passive investor in that entity and so long as such entity is not, directly or indirectly, in competition with VISH or MSDK, (iii) securities or other interests now owned or controlled, in whole or in part, directly or indirectly, by Employee in any corporation or other person and which are identified on Schedule 1.4 hereto.

          1.5     Power and Authority.

                    1.5.1     During the Employment Term, Employee shall be employed as Chief Executive Officer of MSDK, a wholly owned subsidiary of VISH. Employee shall report directly to the VISH's President and Chief Executive Officer.

                    1.5.2     The President and Chief Executive Officer of VISH may from time to time during the Term appoint Employee to one or more additional offices of MDSK and/or VISH. Employee agrees to accept such offices if consistent with Employee's stature and experience and position with MSDK under this Agreement.

          1.6     Indemnification. VISH shall indemnify Employee, with regard to the performance of his services hereunder as MSDK's Chief Executive Officer, for all losses, damages, claims, and judgments suffered as an officer of MSDK to the fullest extent allowed by applicable law, to the extent that such losses, damages, claims, and judgments are not the result of Employee's willful misconduct or gross negligence. Without limiting the foregoing, Employee shall be entitled to the benefit of the indemnification provisions contained on the date hereof in the Bylaws of VISH and any applicable Bylaws of any Affiliate, notwithstanding any future changes therein.

2.     Compensation.

          As compensation and consideration for the Services provided by Employee during the Employment Term pursuant to this Agreement, VISH wholly owned subsidiary agrees to pay to Employee the compensation set forth below.

          2.1     Fixed Annual Compensation. VISH wholly owned subsidiary shall pay to Employee out of revenue derived from the operations of MSDK a salary ("Fixed Annual Compensation") at the rate of $100,000 per annum beginning on April 1, 2004; at the rate of $ 150,000 per annum beginning on April 1, 2005. Fixed Annual Compensation payable to Employee by VISH wholly owned subsidiary hereunder shall be paid beginning April 1 of each year during the Employment Term and at such times and in such amounts as VISH and VISH wholly owned subsidiary may designate in accordance with VISH and VISH wholly owned subsidiary's usual salary practices, but in no event less than the first and fifteenth day of each month.

          2.2     Bonus. Under this Agreement, Employee shall be entitled to participate in the VISH bonus incentive program (hereafter "BIP") set up by the Board of Directors of VISH (the "Board") for VISH's and VISH wholly owned subsidiary's executive officers. While the specific structure and trigger mechanisms for the BIP are at the sole discretion of the Board, the BIP shall afford Employee the opportunity to earn a cash bonuses through the Employee's accomplishment of specific pre-identified reasonable milestones in the development of MSDK's business, or by exceeding the approved business plan revenue and income levels. Any payments under the BIP shall be paid annually to Employee and shall be paid no later than the end of the first quarter following VISH and VISH wholly owned subsidiary 's fiscal year-end. In addition to the BIP, Employee shall also be entitled to such additional bonus, if any, as may be granted by the Board or compensation or similar committee thereof in the Board's (or such committee's) sole discretion based upon Employee's performance of his Services under this Agreement.

          2.3     Stock. VISH shall grant to Employee One Hundred Fifty Thousand (150,000) shares of the VISH's common stock or equivalent within ninety days subsequent to the effective date of this Agreement. The stock shall bear a restrictive legend as determined by the Board and in accordance with VISH's By-laws. The total amount of VISH's common stock or equivalent to be issued in accordance with this Section 2.3 shall be and shall be vested as follows: (a) 50% of the total during the first fiscal year of the Employment Term; and (b) 50% of the total during the second fiscal year of the Employment Term. The stock shall be fully paid, non-assessable, free and clear of any and all liens and encumbrances. If the Executive voluntarily terminates his employment with VISH's wholly owned subsidiary within 12 months of the date of this Agreement, all shares granted under this section shall be returned to VISH.

          2.4     Quarterly Performance Bonus; Employee shall receive a performance bonus (the "Bonus") of up to a maximum of twenty percent (20%) of Employee's fixed annual compensation as defined in Section 2.1. The Bonus as defined in this section shall be calculated and paid to Employee at the end of each quarter following the Effective Date of this Agreement and shall be based on Employees' successful completion of performance criteria established by VISH's Chief Financial Officer. Fifty percent (50%) of said bonus shall be awarded if Employee successfully meets all approved budgets for each and every quarter; Employee shall become entitled to receive an additional fifty percent (50%) by meeting or exceeding quarterly revenue targets set in the discretion of VISH.

          2.5     Sales Representative Agreement; Upon the execution of this Agreement, Employee shall automatically enter into and sign a Sales Representative Agreement with Viastar Distribution Group ("VDG") for the sale of products and services offered by VDG. Commission rate payable to Employee shall be two percent (2%) of the wholesale price determined by VDG. The payment of, in its sole discretion, shall be paid on the receipt of net sales (defined as "purchases less returns") generated by Employee on behalf of VDG. Commissions shall be paid according to VDG's standard policies. No commissions shall be earned on free goods, promotional copies, handling charges, freight charges, sales tax, C.O.D. charges, insurance charges, import duties and/or trade discounts. VDG shall have the sole right to set forth cash discounts, make any and all allowances and adjustments, and write off bad debts due from client accounts. In such cases, VDG shall charge back to Employee's commission payable account any amounts previously paid on or credited to with respect to such discounts, allowances, adjustments or bad debt write off.

3.     Expenses; Additional Benefits

          3.1     Vacation. Employee shall be entitled to an aggregate of two weeks of paid vacation during each year of the Employment Term. Employee may take vacation at times determined by the Employee, however, subject to VISH's and MSDK's business needs. In addition, Employee shall be entitled to all national and religious holidays generally observed in the United States and the State of New York.

          3.2     Employee Business Expense Reimbursement. Employee shall be entitled to reimbursement of all business expenses incurred by Employee for which Employee makes an adequate accounting to VISH or VISH wholly owned subsidiary beginning on the effective date of this Agreement in accordance with VISH's expense reimbursement policies. The determination and adequacy of the accounting of the foregoing expenses shall be within the reasonable discretion of the VISH's independent certified accountants taking into consideration the substantiation requirements of the Internal Revenue Code of 1986, as amended (the "Code"). Employee shall be entitled to cash or reimbursement in VISH's common stock for ordinary business expenses of Employee, including phone and travel, as approved in advance by VISH's Board of Directors.

          3.3     Stock Option Plan and Agreement. In further consideration for the execution of this Agreement, Employee shall participate in VISH's Stock Option Plan, which represents an inducement to Employee's willingness to enter into this Agreement.

          3.4     Medical Insurance. Employee shall be entitled to comprehensive medical insurance (from a reputable and financially-sound insurance carrier of national standing) in accordance with existing MSDK employee insurance policies for himself and his immediate family. MSDK may either provide these benefits directly to Employee or promptly reimburse Employee for the cost of such benefits.

          3.5     Other Agreements. Concurrent with the execution of this Agreement, Employee and VISH shall enter into other agreements (e.g., Acquisition and Exchange Agreement dated March 31, 2004) that have not been previously executed.

          3.6     General. Employee shall be entitled to participate in any profit-sharing, pension, health, sick leave, holidays, personal days, insurance or other plans, benefits or policies (not duplicative of the benefits provided hereunder) available generally to the employees of VISH or its affiliates on the terms generally applicable to such employees.

          3.7     No Reduction of Benefit or Payment. No payment or benefit made or provided under this Agreement shall be deemed to constitute payment to Employee or his legal representative or guardian in lieu of, or in reduction of, any benefit or payment under an insurance, pension or other benefit plan, and no payment under any such plan shall reduce any payment or benefit due under this Agreement except as otherwise set forth in Section 5.3 ("Indemnification") of this Agreement.

          3.8     Covenant Not To Solicit. Employee agrees that for a period of two (2) years following any termination of the employment of the Employee with VISH, Employee will not, directly or indirectly, without the prior written consent of VISH: solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of VISH or MSDK or of any of either's subsidiaries or Affiliates to terminate his or her employment by VISH or MSDK or such subsidiary or Affiliate to become employed by any person, corporation or other entity other than VISH or MSDK or such subsidiary or Affiliate, or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or hire any such employee, consultant, agent or independent contractor or authorize or assist in the taking of any such actions by any third party.

          3.9     Confidentiality. During the Employment Term and continuously thereafter, Employee shall keep secret and retain in strictest confidence and not use or disclose, furnish or make accessible to anyone outside VISH and MSDK and any of either's Affiliates, directly or indirectly, or use for the benefit of Employee or others except in conjunction with the business of VISH or MSDK and the business of any of either's subsidiaries or Affiliates, any Protected Information. The term "Protected Information" shall mean trade secrets, confidential or proprietary information and all other knowledge, technology, know-how, information, documents or materials owned, developed or possessed by VISH or MSDK or any of either's subsidiaries or Affiliates, whether in tangible or intangible form, pertaining to the business of VISH or MSDK or any of either's subsidiaries or Affiliates, including, but not limited to, research and development, operations, systems, databases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products and services (including prices, costs, sales or content), processes, techniques, contracts, financial information or measures, business methods, future business plans, details of consultant contracts, new personnel acquisition plans, business acquisition plans, customers and suppliers (including identities of customers and prospective customers and suppliers, identities of individual contacts at business entities which are customers or prospective customers or suppliers, preferences, businesses or habits), and business relationships. Provided however, that Protected Information shall not include information that is or shall become generally known to the public or the trade without violation of this Section 3.9. This Section 3.9 supplements, and does not supersede or negate any other Confidentiality Agreement, or any other agreement partially relating to confidentiality or confidential or protected information, existing or that shall exist between VISH and Douglas G. Levine personally or on behalf of another corporation.

          3.10     VISH Ownership. The results and proceeds of Employee's services hereunder, including, without limitation, any works of authorship resulting from Employee's services during his employment with VISH or any of VISH's divisions, subsidiaries or Affiliates and any works in progress, shall be works-made-for-hire, and VISH shall be, and shall be deemed, the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner VISH determines in its sole discretion without any further payment to Employee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to VISH under the preceding sentence, then Employee hereby irrevocably assigns and agrees to assign any and all of Employee's right, title and interest thereto, including, without limitation, to any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to VISH, and VISH shall have the right to use the same in perpetuity throughout the universe in any manner VISH determines without any further payment to Employee whatsoever. Provided however, that if VISH elects not to utilize any work(s) of authorship resulting from Employee's services during his Employment Term, VISH shall in writing waive and release all rights to said work(s) and assign all rights thereto to Employee.

          Employee shall, from time to time, as may be reasonably requested by VISH, do any and all things which VISH may deem useful or desirable to establish or document VISH's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Employee has any rights in the results and proceeds of Employee's services that cannot be assigned in the manner described above, Employee unconditionally and irrevocably waives the enforcement of such rights. This Section 3.10 is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by VISH of any rights of ownership to which VISH may be entitled by operation of law by virtue of MSDK's being the employer of Employee.

          3.11     Litigation. Employee agrees that, unless otherwise prescribed by law, during the Employment Term, for two (2) years thereafter and, if longer, during the pendency of any litigation or other proceeding, (i) Employee shall not communicate with anyone (other than his personal attorney(s) and/or tax advisor(s)) and, except to the extent necessary in the performance of Employee's duties hereunder, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving VISH, MSDK or any of either's Affiliates, or any of their officers, directors, shareholders, representatives, agents, employees, suppliers or customers, other than any litigation or other proceeding in which Employee is a party-in-opposition, without first delivering prior written notice to VISH's General Counsel and promptly receiving a written response from the General Counsel, and (ii) in the event that any other person or entity attempts to secure information or documents from Employee with respect to matters possibly related to such litigation or other proceeding, Employee shall immediately so notify VISH's General Counsel in writing and await a written response, which shall be promptly delivered to Employee.

          3.12     No right to Give Interviews or to Write Books, Articles, etc. Employee agrees that during the Employment Term and for a period of two (2) years thereafter, except with VISH's prior written authorization, Employee shall not (i) give any interviews or speeches out of the ordinary course of business during the term of this Agreement, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning VISH, MSDK or any of its Affiliates, or any of their officers, directors, shareholders, representatives, agents, employees, suppliers or customers.

          3.13     Return of Property. All documents, date books, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Employee and/or utilized by Employee in the course of Employee's employment with VISH shall remain the exclusive property of VISH. In the event of the termination of Employee's employment for any reason, VISH reserves the right, to the extent permitted by law and in addition to any other remedy VISH may have, to deduct from any monies otherwise payable to Employee by VISH the following: (i) the full amount of any debt Employee owes to VISH or to any of VISH's Affiliates at the time of or subsequent to the termination of Employee's employment with VISH; and (ii) the value of VISH's property which is retained in Employee's possession after the termination of Employee's employment with VISH. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement and the Employee's signature hereon shall serve, and be deemed to serve, as such consent. Employee acknowledges and agrees that the foregoing remedy shall not be the sole and/or exclusive remedy of the VISH with respect to a breach of this Section 3.13.

          3.14     Non-Disparagement. Employee agrees that he shall not, during the Employment Term and for a period of two (2) years thereafter, criticize, ridicule or make any statement which disparages or is derogatory of VISH or MSDK or any of either's Affiliates, or of any of their officers, directors, shareholders, representatives, agents, employees, suppliers or customers. Employee and VISH expressly agree that if Employee breaches this Section 3.14, the damages resulting from the breach will be incapable of precise calculation. Employee and MSDK therefore agree that in the event of any such breach, VISH shall be entitled to recover liquidated damages in the sum of TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) from the Employee or his heirs, successors and assigns. Employee and the VISH further agree that this sum is not in the nature of a penalty and is a reasonable estimate of the damages (including, without limitation, attorneys' fees and costs and expenses) that would result from any such breach.

          3.15     Injunctive Relief/Specific Enforcement. VISH has entered into this Agreement in order to obtain the benefit of Employee's unique skills, talent, and experience. Employee acknowledges that the Services to be rendered by Employee are of a special, unique and extraordinary character and, in connection with such Services; Employee will have access to confidential or proprietary information or trade secret vital to VISH's and MSDK's business and the businesses of each one's subsidiaries and Affiliates. By reason of this, Employee acknowledges, consents and agrees that any violation of Sections 1.4 and 3.10 - 3.14 of this Agreement will result in irreparable harm to VISH or MSDK or either's subsidiaries or Affiliates, and that money damages will not provide adequate remedy to VISH or MSDK, and that VISH or MSDK shall be entitled to have those Sections specifically enforced by any court having competent jurisdiction. Accordingly, Employee agrees that VISH or MSDK may obtain injunctive and/or other equitable relief for any breach or threatened breach of those sections, in addition to any other remedies, including the recovery of money damages from Employee available to VISH or MSDK.

          3.16     Non-Renewal Notice. VISH or VISH wholly owned subsidiary shall notify Employee in writing in the event that VISH or VISH wholly owned subsidiary elects not to extend or renew this Agreement. If VISH or VISH wholly owned subsidiary gives Employee such notice less than twelve (6) months before the end of the Employment Term, or Employee's employment terminates pursuant to Section 4.1 hereof during the first twelve (12) months of the Employment Term, Employee shall be entitled to receive his Salary as provided in Section 2.1, payable in accordance with MSDK's then-effective payroll practices, subject to applicable withholding requirements, for the period commencing after the end of the Employment Term which, when added to the portion of the Employment Term, if any, remaining when the notice is given or the termination occurs, equals six (6) months. The payments provided for in this Section 3.16 are in lieu of any severance or income continuation or protection under any VISH plan that may now or hereafter exist. Employee shall be reasonably required to mitigate the amount of any payment provided for in this Section 3.16 by seeking other employment or otherwise, and the amount of any such payment provided hereunder shall be reduced by any compensation earned by Employee from any third person.

          3.17     The provisions of Sections 1.4 and 3.11-3.16 shall, without any limitation as to time, survive the expiration of Employee's employment hereunder, irrespective of the reason for any termination.

4.     Termination.

          4.1     Voluntary Termination by Employee. Employee may voluntarily terminate his employment with VISH wholly owned subsidiary at any time by delivery to VISH's President and C.E.O. of at least thirty (30) days prior written notice, in which case this Agreement shall terminate on the 30th day from the delivery of such notice, or such longer period as may be mutually consented to in writing by the Parties hereto. Upon such termination, VISH or VISH wholly owned subsidiary shall have no further obligations under this Agreement, except to pay all amounts of accrued, but unpaid, salary within thirty (30) days of the effective date of voluntary termination, and all reasonable unreimbursed business-related expenses, if any.

          4.2     Termination by Disability. VISH or VISH's wholly owned subsidiary recognizes their obligation to comply with the Americans With Disabilities Act, as amended, and nothing herein is, or shall be deemed, to be inconsistent therewith. In the event Employee, during the Employment Term, becomes disabled and the disability prevents Employee, with or without reasonable accommodation, from performing the essential functions of the position of Chief Executive Officer, VISH or VISH's wholly owned subsidiary shall have the right, to terminate Employee's employment under this Agreement. Upon the effectiveness of such termination, (i) VISH or VISH's wholly owned subsidiary shall have no further obligations under this Agreement, except as to pay and to provide, subject to applicable withholding, (A) all amounts of Base Salary accrued, but unpaid, within thirty (30) days of the effective date of termination, (B) a lump sum amount equal to Employee's then annual Base Salary, (C) a pro rata portion of Employee's Quarterly Bonus or Target Bonus, as applicable, (D) all reasonable unreimbursed business-related expenses, and all accrued stock, to which Employee may be entitled, and (ii) Employee shall have no further obligations hereunder other than those provided for in any other Sections of this Agreement. All amounts payable to Employee pursuant to this Section 4.2 shall be payable within thirty (30) days following the effective date of the termination of Employee's employment under this Section 4.2.

          4.3     Termination By Death. In the event of the death of Employee during the Term of Employment, this Agreement shall automatically terminate and VISH or VISH's wholly owned subsidiary shall have no further obligations hereunder, except as to pay and provide to Employee's beneficiary or other legal representative, subject to applicable withholding, (A) all amounts of Base Salary accrued but unpaid, within thirty (30) days of the date of death, (B) a pro rata portion of Employee's Quarterly bonus or Target Bonus, as applicable, and (C) all reasonable un-reimbursed business-related expenses and accrued stock to which Employee may have been entitled hereunder. All amounts payable to Employee pursuant to this Section 4.3 shall be payable within thirty (30) days following delivery to VISH of written notice of Employee's death and the date thereof.

          4.4     Termination for Cause. VISH shall have the right, upon delivery of prior written notice to Employee, to terminate Employee's employment under this Agreement for Cause (as hereinafter defined). In the event of a termination for cause, this Agreement shall terminate and the Employee shall be removed from, or denied access to, his office effective as of the date specified by the VISH in the notice, and (i) VISH shall have no further obligations hereunder, except to pay all amounts of unpaid Base Salary, reimburse all reasonable un-reimbursed business-related expenses and pay and provide all other benefits accrued to the date of termination, and (ii) Employee shall have no further obligations hereunder, except for those provided in any other Sections hereof; provided, however, that nothing contained in this Section 4.4 shall constitute a waiver or release by VISH of any rights or claims it may have against Employee for actions or omissions which give rise to a termination under this Section 4.4.

          For purposes of this Agreement, the term "Cause" shall mean

(i)

any written or verbal material misrepresentation by Employee prior to the Effective Date of this Agreement that results in VISH's decision to extend an offer of employment and enter into this Agreement; or

(ii )

any act of (or omission constituting) dishonesty or disloyalty, or the breach of any common law or statutory duty of, including, without limitation, the duty of loyalty and any fiduciary duty of Employee with respect to VISH or MSDK, or any of either's subsidiaries or Affiliates or any shareholder thereof, following the Effective Date of this Agreement; or

(iii)

any misconduct, including without limitation sexual harassment or violence towards any other VISH or MSDK employee (whether or not in management) or any other person with whom Employee has contact in the course and scope of his employment; or

(iv)	conviction of Employee of any felony; or
(v)	any material breach of, or the failure or refusal by Employee to perform and discharge Employee's duties, responsibilities or obligations under this Agreement.

          4.5     Termination From Change in Control of VISH:

                    (a)     Definition of "Change in Control." For purposes of this Agreement, "Change in Control of VISH" means a change in control (except Changes in Control effected with the express consent of Employee) of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not VISH is then subject to such reporting requirement, including, but not limited to (i) a transaction or series of related transactions resulting in a change in beneficial ownership of more than 51% of the outstanding equity securities of VISH; (ii) or a sale of all or substantially all of the assets of VISH.

                    (b)     In the event of the occurrence of a Change in Control (as defined above), Employee shall have the right, for a thirty (30) day period commencing on the date Employee learns of the Change in Control, to deliver to VISH's President and C.E.O. written notice ("Notice of Objection to Change in Control") of Employee's intention to terminate this Agreement based on the Change in Control. If, within fourteen (14) business days after Employee delivers said Notice (the "Cure Period"), the Board of Directors of VISH does not deliver to Employee its executed written agreement to promptly address the Employee's concerns by amending this Agreement in a mutually acceptable manner ("Agreement to Cure"), Employee shall have the right to terminate this Agreement by delivering to VISH a written "Notice of Termination for Change of Control" by, but no later than, seven (7) business days after the expiration of the Cure Period.

                    (c)     In the event the Board of VISH has responded to the Notice of Objection to Change in Control by delivering an Agreement to Cure to Employee, those parties shall engage in meaningful good faith negotiations, for a period of, but not exceeding, thirty (30) calendar days, to amend this Agreement to the mutual satisfaction of both parties. In the event no agreement on the terms of such amendment has been reached by the conclusion of the 30-day period, Employee shall have the right to terminate this Agreement by delivering a written "Notice of Termination for Change in Control" to VISH, which shall have the effect of, and shall be deemed to be, a Voluntary Termination of this Agreement by Employee within the meaning of, and consistent with the provisions of, Section 4.1 hereof.

                    (d)     For the sake of clarity, a change in control does not, and shall not, give VISH (or any person or entity that may be acquiring it) any new rights or duties under this Agreement. Notwithstanding anything herein contained to the contrary in the event VISH experiences either a "change in control" transaction as defined herein, including, but not limited to, a merger, acquisition or sale of a controlling interest in the corporation as stated above, the terms and conditions of this Agreement shall remain in full force in effect, including all stock, options, warrants and any other consideration due Employee, or Employee's assignee. Employee shall become fully vested and such change in control transaction shall not in any way diminish, affect or compromise Employee's rights under this Agreement.

          4.6     Plan Benefits. Upon any termination of Employee's employment hereunder, VISH shall pay Employee the amounts and shall provide all benefits generally available upon termination under any employee benefit plans, policies and practices of VISH, determined in accordance with the applicable terms and provisions of such plans, policies and practices.

5.     Miscellaneous.

          5.1     Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          5.2     Choice of Law; Venue; Jurisdiction: Attorneys' Fees.

                    (a)     Employee and VISH acknowledge and agree that this Agreement has been made in the State of Arizona, and that it shall be strictly governed by, construed, and enforced in accordance with the laws of the State of Arizona without reference to any conflicts of laws principals. Employee and MSDK also acknowledge and agree that any action or proceeding arising out of or in any way relating to this Agreement or to the interpretation or enforcement hereof, shall be brought in a court of competent jurisdiction in Phoenix, Arizona, and each of those parties irrevocably submits to the exclusive jurisdiction of that court in any such action or proceeding; waives any objection the party may now or hereafter have to venue or to convenience of forum; agrees that all claims in respect of such action or proceeding shall be heard and determined only in that court; and agrees not to bring any action or proceeding arising out of or relating to this Agreement or the enforcement hereof in any other court.

                    (b)     Employee and VISH also acknowledge and agree that either or both of them may file a copy of this Section 5.2 with any court as written evidence of the knowing, voluntary and bargained agreement of these parties to irrevocably waive any objections to venue or convenience of forum, or to personal or subject matter jurisdiction.

                    (c)     Employee and VISH also acknowledge and agree that any action or proceeding referred to above may be served on any party anywhere in the U.S.A. or the world without any objection thereto. The parties also acknowledge and agree that the prevailing party in any such action or proceeding shall be awarded the party's reasonable attorneys' fees and costs (including, without limitation, costs of court).

          5.3     Indemnification. The parties acknowledge and agree that in the event Employee is made, or threatened to be made, a witness or party to any civil, criminal or administrative action, proceeding or investigation by virtue of the fact that Employee is or was an officer of MSDK, or serves on the Board of another corporation fifty percent (50%) or more owned by VISH in any capacity at VISH's request, or serves or has served as a director of any other corporation at VISH's request, or serves as a fiduciary of any ERISA plan at VISH's request, Employee shall be indemnified and held harmless by VISH for all amounts paid by Employee as a fine or in a settlement approved by VISH, including the reasonable costs of defense (including Employee's reasonable attorney's fees).

          5.4     Waiver; Remedies Cumulative. The parties acknowledge and agree that the rights and remedies of the parties to this Agreement are cumulative and not alternative. The parties also agree that neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege, or the exercise of any other right, power, or privilege.

          5.5     Entire Agreement. The parties acknowledge and agree that this instrument constitutes and contains the entire agreement between the parties concerning the subject matter and contents of this Agreement; that no promise, inducement or agreement not herein expressed has been made; and that this instrument supersedes all prior negotiations, proposed agreement, or understandings, if any, between the parties concerning any of the provisions or contents of this Agreement.

          5.6     Amendment. The parties acknowledge and agree that no amendment or modification to this Agreement shall be effective unless it shall be writing and signed by a duly authorized representative of each of the parties to this Agreement.

          5.7     Fair Meaning. The parties acknowledge and agree that the wording of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties to this Agreement, including the party responsible for drafting this Agreement.

          5.8     Counterparts. The parties acknowledge and agree that this Agreement may be executed in one or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and that all such counterparts taken together shall be deemed an original of this Agreement. The parties also agree that delivery of an executed counterpart of the signature to this Agreement by telecopy/facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

          5.9     Severability. The parties acknowledge and agree that if any provision of this Agreement should ever be declared or determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be automatically conformed to the law, if possible, or if not possible, be deemed to be stricken from this Agreement.

          5.10     Notices. Any notice that VISH is required to give or may desire to give to Employee hereunder shall be in writing and may be served by delivering it to Employee, or by sending it to Employee by certified mail, return receipt requested (effective five days after mailing) or by overnight delivery of the same by next-day delivery service capable of providing verified receipt (effective the next business day), or by facsimile (effective twenty-four hours after receipt is confirmed by person or machine), at the address set forth below, or such substitute address as Employee may from time to time designate by notice to VISH. Any notice that Employee is required or may desire to serve upon MSDK hereunder shall be in writing and may be served by delivering it personally or by sending it certified mail, return receipt requested or overnight delivery, or facsimile (with receipt confirmed by person or machine) to the address set forth below, or such other substitute address as VISH may from time to time designate by notice to Employee. Such notices by Employee shall be effective at the same times as specified in this Section 5.10 for notices by VISH.

1.	In the case of MSDK: Viastar Media Corporation ATTN: John D. Aquilino Title: President and C.E.O. 2451 West Birchwood Avenue, Suite 105 Mesa, Arizona 85202 Fax No.: (480) 894-0074

2.	In the case of Employee: Douglas Levine 36 Long Pond Road Armonk, New York 10504

          5.11     No Partnership or Joint Venture. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto.

          5.12     Assignability. Successors.

                    (a)     The obligations of Employee may not be delegated and, except as expressly provided in this Section 5.12 relating to the designation of beneficiaries, Employee may not, without VISH's prior written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. Provided however, that Employee may assign all or any portion of his rights to receive compensation hereunder to any corporation at least fifty percent (50%) of the capital stock of which is owned or controlled by Employee, to any other entity in which Employee owns or controls at least fifty percent (50%) of the total ownership interests, or to trusts for the benefit of the family of Employee, to charitable trusts or to trusts for the benefit of any charitable purpose, or to any charity or non-profit organization. Notwithstanding any other provision hereof, Employee shall not be permitted to establish loan-out companies to provide his services to VISH and assign this Agreement thereto.

                    (b)     VISH and Employee agree that this Agreement and each of VISH's rights and obligations hereunder may be assigned or transferred by VISH to, and shall be assumed by and be binding upon, any successor to VISH. The term "successor" shall mean any corporation or other business entity which succeeds to the assets or conducts the business of VISH, whether directly or indirectly, by purchase, merger, consolidation or otherwise. In the event another corporation or other business entity becomes a successor of VISH, then the successor shall, by an agreement in form and substance reasonably satisfactory to Employee, expressly assume and agree to perform this Agreement in the same manner and to the same extent as VISH would be required to perform if there had been no purchase, merger, consolidation or otherwise. Provided, however, that nothing herein constitutes, or shall be deemed to constitute, a waiver of Employee's rights under Section 4.5 of this Agreement.

          5.13      No Mitigation; No Offset. Without limiting any other provision hereof, VISH agrees that any income and other employment benefits received by Employee from any and all sources (other than as set forth in Sections 2 and 3 hereof) before or during this Agreement shall in no way reduce or otherwise affect VISH's obligation to make payments and afford benefits hereunder.

          5.14     Third-Party Beneficiaries. The parties acknowledge and agree that this Agreement is for the sole benefit of the parties hereto, and their respective successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto, and such successors and assigns, any legal or equitable right, remedy or claim hereunder.

          5.15     Contractual Nomenclature. All references herein to "Dollars" or "$" shall mean Dollars of the United States of America, its legal tender for all debts public and private. Wherever used herein and to the extent appropriate, the masculine, feminine or neuter gender shall include the other two genders, the singular shall include the plural, and the plural shall include the singular.

          5.16     Publicity. Neither party shall issue any press release or announcement of or relating to the execution of, or any terms, provisions or conditions contained in this Agreement without first receiving the other party's prompt and prior written approval of the content and timing of any such announcement or announcements.

          5.17     Proof of Right to Work. The parties acknowledge and agree that for purposes of federal immigration law, Employee has, as of the Effective Date of this Agreement provided VISH with documentary evidence of his identity and eligibility for employment in the United States.

          5.18     Authority of Signers. The parties represent and warrant that the person whose signature is set forth below on behalf of a party is fully authorized to execute this Agreement on behalf of that party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first above written.

VIASTAR MEDIA CORPORATION		Douglas G. Levine

By: /S/	JOHN AQUILINO	By: /S/	DOUG LEVINE
Name:	John D. Aquilino	Name:	Douglas G. Levine

Title:	President and C.E.O.		Employee

Schedule 1.1 (e)

Premises Lease for the 5th Floor

Schedule 1.1(f)

Premises Lease for the 6th Floor

Schedule 2.2

MSDK Secretary Certificate

SECRETARY CERTIFICATION

     I HEREBY CERTIFY that at a meeting of the Board of Directors of Masterdisk Corporation, a corporation organized under the laws of the State of New York ("MSDK") duly called (a quorum being present) and held at the office of said corporation, in the City of New York, State of New York on the 31st day of March, 2004, the preceding resolutions relating to the Stock Acquisition and Exchange Agreement (the "Agreement") between MSDK, Douglas G. Levine, Anthony Dawsey Dolphin Investments, Ltd and Viastar Media Corporation ("VISH") were duly adopted and are now in full force and effect.

     I FURTHER CERTIFY that there is no provision in the Charter or By-Laws of MSDK limiting the power of the board of directors to pass the foregoing resolutions, and that the same are in conformity with the provisions of said Charter and By-Laws.

     I FURTHER CERTIFY that the said resolutions were duly adopted by the Board of Directors of MSDK authorizing and approving the execution of the Agreement and the related agreements and the consummation of the transactions contemplated therein, and such resolutions remain in full force and effect.

     I FURTHER CERTIFY that the following are the genuine signatures of the persons now holding office in MSDK as indicated opposite their signatures; that the authority thereby conferred is not inconsistent with the Articles of Incorporation, Charter or By-Laws of the Corporation, and that the following is a true and correct list of officers of the Corporation as of the present date:

OFFICERS:	OFFICE:	SIGNATURE:

Douglas G. Levine	President	/S/DOUG LEVINE
Lakshman Fernando	Secretary	/S/LAKSHMAN FERNANDO
Douglas G. Levine	Treasurer	/S/DOUG LEVINE

Certified By:

/S/ LAKSHMAN FERNANDO
Lakshman Fernando, Secretary

Schedule 2.6

List of MSDK's Other Business Entities

Schedule 2.8

List of Jurisdictions Where MSDK is Licensed or Qualified to do Business

Schedule 2.11

List of MSDK's Liabilities

Liabilities - Short Term

Accounts Payable See breakout schedule		$ 274,146

Accrued Expenses:
Engineers Commissions	$ 28,766
FICA Payable	2,044
Interest Payable - First Union	6,405
		37,215

Misc Payables:
401K Contributions Payable	3,362
401K Loans Payable	10,614
Federal Taxes Payable	8,015
NYS Tax Payable	1,254
NYS - MTB Payable	390
NYC Tax Payable	740
Sales Tax Payable	3,179
		27,554

Total Current Liabilities		338,915

Debt Obligations/Loans
Credit Line - First Union	214,500
Commercial Loan - First Union	170,763
Loan - First Union	15,270
Loan - Bank of New York	11,456
Loan - Bank of New York	25,050
Loan - Bank of New York	11,082
Loan - Bank of New York	45,310
		493,431

Total Debt Obligations/Loans		493,431

Total Liabilities		$ 832,346

Schedule 2.12(a)

Additional Liabilities

Schedule 2.12(c)

Encumbered Assets/Properties

Schedule 2.15

List of MSDK's Assets

Current Assets

Cash:
Petty Cash	$ 1,000
Chase - Regular	42,560
Bank of New York - Regular	6,277
Alex Brown - Money Market	706
Citibank - Money Market	17,735
Citibank - Money Market	10,409
First Union - Capital Acct.	8,859
		$ 87,546

Accounts Receivable - net of d.a. and loan exch. See breakout schedule		493,417
Inventory		5,568
Investments		15,432
Deferred Income Taxes		257,761
Prepaid Expenses		52,577

Total Current Assets		912,301

Property and Equipment See breakout schedule
Furniture & Fixtures	110,596
Less A/D	(92,355)	18,241
Equipment & Machinery	883,752
Less A/D	(517,704)	366,048
Office Equipment	142,117
Less A/D	(86,548)	55,569
Leasehold Improvements	65,412
Less A/D	(2,765)	62,647
Capitalized Leased Equipment	157,838
Less A/D	(126,273)	31,565

Deposits		7,670

Total Property and Equipment/Deposits		541,740

Total Assets		$ 1,454,041

Schedule 2.17

List of MSDK's Real Property and Leases

Schedule 2.18

List of MSDK's Contracts (including insurance policies)

Schedule 2.18(d)

List of MSDK's Employees/Agents/Consultants

Schedule 2.19

List of Claims Against MSDK

None

Schedule 2.22

List of Pending or Threatened Actions Against MSDK

None

Schedule 2.2

List of MSDK's Bank Accounts

Chase - Regular
Bank of New York - Regular
Alex Brown - Money Market
Citibank - Money Market
Citibank - Money Market
First Union - Capital Acct.

Schedule 3.2

VISH Secretary Certificate

SECRETARY CERTIFICATION

          I HEREBY CERTIFY that at a meeting of the Board of Directors of ViaStar Media Corporation, a corporation organized under the laws of the State of Nevada ("VISH") duly called (a quorum being present) and held at the office of said corporation, in the city of Mesa, State of Arizona on the 31st day of March, 2004, the preceding resolutions relating to the Stock Acquisition and Exchange Agreement (the "Agreement") between MasterDisk Corporation ("MSDK"), Douglas G. Levine, Tony Dawsey, Dolphin Investments, Ltd and VISH were duly adopted and are now in full force and effect.

          I FURTHER CERTIFY that there is no provision in the Charter or By-Laws of VISH limiting the power of the board of directors to pass the foregoing resolutions, and that the same are in conformity with the provisions of said Charter and By-Laws.

          I FURTHER CERTIFY that the said resolutions were duly adopted by the Board of Directors of VISH authorizing and approving the execution of the Agreement and the related agreements and the consummation of the transactions contemplated therein, and such resolutions remain in full force and effect.

          I FURTHER CERTIFY that the following are the genuine signatures of the persons now holding office in VISH as indicated opposite their signatures;

          that the authority thereby conferred is not inconsistent with the Articles of Incorporation, Charter or By-Laws of the Corporation, and that the following is a true and correct list of officers of the Corporation as of the present date:

OFFICERS:	OFFICE:	SIGNATURE:

John D. Aquilino	President	/S/ JOHN AQUILINO
Richard L. Brooks	Secretary	/S/ RICHARD BROOKS
John D. Aquilino	Treasurer	/S/ JOHN AQUILINO

Certified By:

/S/  RICHARD BROOKS
Richard L. Brooks, Secretary

Schedule 4.11

Mutual Confidentiality Agreement

Parties:	ViaStar Media Corporation (herein after ViaStar)
a Nevada Corporation

2451 W. Birchwood Ave Suite 105
Mesa, Arizona 85202

Name:	MasterDisk Corporation, herein after referred to as "Other Party"

State/Country of Incorporation / Domicile: New York

Address: ______________________________________________ ______________________________________________

Date:	March 31, 2004

          WHEREAS, VIASTAR and Other Party wish to engage in discussions concerning an actual or potential business relationship (the "Business Relationship"), and in connection therewith, each has requested and may hereafter request that the other provide to it certain materials, documents and information regarding their respective businesses, operations and technology, which information is confidential and proprietary, and may include, without limitation, inventions, discoveries, procedures, methods, process descriptions, experimental techniques, designs, specifications, technical information, know how, trade secrets, potential and actual patent applications or patents, research or development projects or results, program flow charts, file layouts, source code /source code listings, computer programs, business plans, and other trade secrets or confidential knowledge or processes of or developed by the Disclosing Party (collectively, the "Confidential Information"); and

          WHEREAS, each party desires to protect its Confidential Information and preserve the confidential and proprietary nature of the Confidential Information.

          NOW, THEREFORE, in consideration of the above and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1. Each of the parties will be considered a "Recipient" hereunder with respect to its receipt of Confidential Information from the other party under this Agreement, and each will be considered a "Disclosing Party" hereunder with respect to its Confidential Information disclosed to the other party under this Agreement.

2. Recipient agrees for itself and its Representatives (as hereinafter defined) that it will not, directly or indirectly, use the Confidential Information in any way other than in furtherance of the Business Relationship. Recipient acknowledges the competitive value and confidential and proprietary nature of the Confidential Information and the damage that could result to the Disclosing Party if any part of the Confidential Information were disclosed to any third party and therefore Recipient further agrees that it and its Representatives will not, directly or indirectly, disclose all or any part of the Confidential Information, except as herein provided. Recipient further agrees to limit the disclosure of the Confidential Information to only those employees, officers, agents and advisers (collectively, "Representatives") necessary for the purposes aforesaid and agrees to advise each such employee, officer, agent and advisor of the obligations contained herein and that by receiving such information they are agreeing to be bound by this agreement. Recipient shall be responsible for any breach of this agreement by any Representative and shall indemnify and hold the Disclosing Party harmless from any such breach. Recipient shall provide the Disclosing Party with prior written notice of its intent to disclose the information to a Representative who is an agent or advisor of Recipient.

3. No right of license to use the Confidential Information or other interest is hereby granted other than for the purposes aforesaid.

4. For a period of two (2) years from the date of disclosure, each party agrees not to contact, deal with, or engage in any transaction with any person, firm, company, business, association, corporation, or other entity, disclosed or introduced by the other party, provided however this provision shall not restrict any party from contacting, dealing with, or transacting business with any person, firm, company, business, association, corporation, or other entity, who was a Source of such party prior to the disclosure or introduction by the other party. In the event a party is contacted by a third party whom the party is prohibited from contacting, dealing with or engaging in any transaction with, the contacted party will refer said contacting entity to the other party, and immediately disclose the contact to the other party.

5. Notwithstanding anything else herein to the contrary, the obligations of secrecy and non-disclosure set forth herein shall not apply to: (a) information which at the time of disclosure to Recipient is in the public domain; (b) information which after disclosure to Recipient becomes generally available to the public by publication or otherwise through no fault of Recipient or any of its Representatives; (c) information which Recipient can show by written records was in its possession prior to disclosure thereof and which was not acquired by Recipient directly or indirectly from the Disclosing Party; or (d) information Recipient is required by law to disclose, provided Recipient has received an unqualified opinion of its counsel, a copy of which Recipient provides to the Disclosing Party, that such disclosure must be made by Recipient in order that it not commit a violation of law, and provided further that Recipient provide the Disclosing Party with sufficient advance notice of its duty to disclose and cooperates with the Disclosing Party in seeking to maintain confidential treatment of such Confidential Information.

6. Recipient shall return to the Disclosing Party upon demand any and all documents and things containing or comprising Confidential Information entrusted to it by the Disclosing Party pursuant to this Agreement (including any and all copies, abstracts, compilations or analyses thereof and memoranda related thereto) and Recipient further agrees that it shall not copy in whole or in part any such Confidential Information without the written consent of the Disclosing Party, except for the sole use of its officers in connection with the Business Relationship.

7. Recipient acknowledges for itself and its Representatives that the Disclosing Party does not make any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information and agrees that the Disclosing Party shall have no liability to Recipient or any other person resulting from its use of Confidential Information.

8. Without the prior written consent of the Disclosing Party, Recipient and its Representatives shall not disclose to any person either the fact that discussions or negotiations are taking place concerning a possible business arrangement with the Disclosing Party or any of the terms, conditions or other facts with respect to any possible transaction, including the status thereof.

9. The agreement to maintain the confidentiality of the Confidential Information shall be of perpetual duration and survive any termination of this Agreement or the Business Relationship.

10. Recipient shall be jointly and severally liable with its Representatives for any breach by its Representatives of this Agreement.

11. This Agreement and the respective rights and obligations of the parties hereto shall be governed by and determined in accordance with the laws of the State of Arizona, without giving effect to its conflict of laws, principles or rules. Each party for itself and, to the extent possible, for its Representatives: hereby consents to the exclusive jurisdiction of any state or federal court located within the State of Arizona and irrevocably agrees that all actions or procedures relating to this Agreement shall be litigated in such courts and each party waives any objection which it may have based on lack of personal jurisdiction, improper venue to the conduct of any proceeding in any such court and waives personal service of any and all process upon them and consents that all such service of process be made by mail or messenger directed to such party at the address set forth on the first page of this Agreement. Nothing contained herein shall affect the either party's right to serve legal process in any other manner permitted by law.

12. Recipient agrees that money damages would not be a sufficient remedy for any breach of this Agreement by Recipient or its Representatives and that in addition to all other remedies which may be available, the Disclosing Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach and Recipient further agrees to waive and to use its best efforts to cause its Representatives to waive any requirement for securing or posting of any bond in connection with such remedy.

13. If any provision of this Agreement shall be found to be invalid or unenforceable, such provision shall be deemed amended, and the court or other government body finding such provision invalid or unenforceable is authorized to reform the provisions(s), to the minimum extent necessary to render them valid and enforceable in conformity with the parties' intent as manifested herein, without affecting the validity or enforceability of the remaining provisions of this Agreement

          IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of the parties as of the day and year first above written.

OTHER PARTY: Masterdisk Corporation
Signature:	/S/ DOUG LEVINE	Title:	CEO
Print Name:	Douglas G. Levine	Date:	MARCH 31, 2004

VIASTAR Media Corporation
Signature:	/S/ JOHN AQUILINO	Title:	CEO
Print Name:	John D. Aquilino	Date:	MARCH 31, 2004

Schedule 4.12

List of Financial Statements

See Attached Financial Statements as of December 31, 2003

and Reviewed Financial Statements as of June 30, 2003

Schedule 4.15

List of Accounts Receivable (Account Debtors)

See Attached Schedule as of December 31, 2003

Schedule 4.16

List of Material Contracts

Schedule 4.17

List of Intellectual Property

Schedule 4.19

List of Fees

None

Schedule 5.1(a)

Certificate of Shareholders and MSDK re: Performance of Agreements and Covenants and re: Satisfaction of Conditions

Schedule 5.1(b)

Certificate of No Material Adverse Change or Material Loss

Schedule 5.1(e)

Opinion of MSDK's Counsel

Wynne B. Stern, Jr.
Attorney at Law
6858 Treves Way, Boynton Beach, Fl. 33437
Fax/Tel: (516) 742-7878

As of March31, 2004

Mr. Douglas G. Levine
President and C.E.O.
Masterdisk Corporation
545 W. 45th Street,
New York, New York 10036

          Re:  Stock Acquisition & Exchange Agreement, Dated March 31, 2004

Dear Mr. Levine:

You have asked me to provide you with an opinion regarding the validity and enforceability of the Stock Acquisition & Exchange Agreement, entered into and effective as of March 31, 2004, between ViaStar Media Corporation ("Viastar"), Douglas G. Levine ("Levine"), Dolphin Investments Ltd. ("Dolphin") and Anthony Dawsey ("Dawsey"), (all of whom are hereinafter collectively referred to as the "Shareholders"), who are the sole and exclusive stockholders of Masterdisk Corporation ("MDSK") (the "Agreement").

On the basis of the information I have received from MSDK, and my review of the Agreement, a copy of which was provided, to me, it is my opinion that the Agreement, when executed by the Shareholders, will be valid and enforceable by the parties thereto, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the Court before which any proceeding may be brought.

Sincerely,

/S/WYNNE STERN
Wynne B. Stern, Jr.

Schedule 5.2(d)

Consents

None

Schedule 5.2(f)

Opinion of VISH's Counsel

RICHARD L. BROOKS, P.C.
Attorney and Counselor
14821 North 73rd Street, Scottsdale, AZ 85260-3140
Tel: (480) 346-7000; Fax: (480) 367-8008

March 31, 2004

Mr. John D. Aquilino
President and C.E.O.
ViaStar Media Corporation
2451 W. Birchwood Ave. Suite 105
Mesa, Arizona 85202

          Re:  Stock Acquisition & Exchange Agreement, Dated March 31, 2004

Dear Mr. Aquilino:

You have asked me to provide you with an opinion regarding the validity and enforceability of the Stock Acquisition & Exchange Agreement, entered into and effective as of this date, between ViaStar Media Corporation, ("Viastar"), Douglas G. Levine ("Levine") and Dolphin Investments Ltd. ("Dolphin") and Anthony Dawsey ("Dawsey"), (all of whom are hereinafter collectively referred to as the "Shareholders"), who are the sole and exclusive stockholders of Masterdisk Corporation ("MDSK") (the "Agreement").

On the basis of the information I have received from ViaStar, and my review of the Agreement I have been provided with, it is my opinion that the Agreement is valid and enforceable by the parties thereto, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the Court before which any proceeding may be brought.

Sincerely,

RICHARD L. BROOKS, P.C.

/S/RICHARD BROOKS
Richard L. Brooks

RLB:mo